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EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

among

FOX ENERGY OP, L. P.
(“Fox OP”)

FOX RIVER POWER, LLC
(“Fox River”)

and

WISCONSIN PUBLIC SERVICE CORPORATION
(“Purchaser”)

Dated as of September 28, 2012

Relating to a 100% Membership Interest in
Fox Energy Company LLC

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of September 28, 2012 (this “Agreement”), is between FOX ENERGY OP, LP., a Delaware limited partnership (“Fox OP”), FOX RIVER POWER, LLC, a Delaware limited liability company (“Fox River”; together with Fox OP, each individually, a “Seller” and, collectively, the “Sellers”), and Wisconsin Public Service Corporation, a Wisconsin corporation (“Purchaser”).  The Sellers and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

(A)           Each Seller is the record and beneficial owner of fifty percent (50%) of the Ownership Interests (as defined below) in Fox Energy Company LLC, a Wisconsin limited liability company (the “Company”).

(B)           The Company owns the Project (as defined below).

(C)           The Company and Purchaser are parties to that certain Amended and Restated Tolling Agreement, dated as of July 19, 2004, between the Company and Purchaser (the “Existing Tolling Agreement”), pursuant to which Purchaser purchases power produced by the Company from fuel supplied by Purchaser.  The Tolling Agreement expires on May 31, 2016.

(D)           The parties expect the Closing (as defined below) to occur on April 1, 2013.  The Parties have determined that as of April 1, 2013 the Company’s economic position with respect to its rights and obligations under the Existing Tolling Agreement is expected to have a positive fair market value of $50,000,000.  Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to terminate the Existing Tolling Agreement at the Closing in exchange for a payment to the Company equal to $50,000,000 (the “Termination Amount”), and the Company desires to accept termination of the Existing Tolling Agreement in exchange for the receipt of the Termination Amount.

(E)           On the date of this Agreement, the Company and Purchaser have also entered into a Tolling Agreement (the “New Tolling Agreement”).  Subject to obtaining the Lender Consent, the New Tolling Agreement will take effect on July 31, 2013 in the unanticipated event that the Closing does not occur prior to July 31, 2013, and the New Tolling Agreement contains provisions requiring Purchaser to purchase power from the Company after the expiration date of the Existing Tolling Agreement.

(F)           Upon the terms and subject to the conditions set forth in this Agreement, each Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from each Seller, the fifty percent (50%) of the Ownership Interests in the Company owned by such Seller (the “Transferred Interests”).

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NOW, THEREFORE, in consideration of the mutual covenants and the agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms.  As used in this Agreement (including the Exhibits and the Schedules attached hereto), the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Acquisition Date” means December 23, 2008.

“Acquisition Proposal” means any proposal for a merger, consolidation or other business combination involving the Company or the Project or any proposal or offer to acquire in any manner any of the voting power in, or more than 5% of the assets of any of the Company or the Project.

“Action” means any action, complaint, petition, claim, suit, arbitration, litigation, investigation or other proceeding, whether civil or criminal, in law or in equity, by or before any arbitrator or any Governmental Authority.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  The concept of control, controlling by or under common control as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” is defined in the preamble, and shall include the Exhibits and Schedules hereto and any agreement, document, certificate or other instrument delivered by any Party pursuant to this Agreement.

“Applicable Law” means any applicable statute, law (including common law), regulation, rule, ruling, order, writ, injunction, or decree of or by any Governmental Authority.

“Assignment of Membership Interests” means an Assignment of Membership Interests, in the form of Exhibit 1.01A, to be entered into by the Purchaser and Fox OP with respect to the Transferred Interests owned by Fox OP and by the Purchaser and Fox River with respect to the Transferred Interests owned by Fox River.

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“Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized by the State of Wisconsin or the Federal government of the United States of America.

“Canal Assignment” is defined in Section 12.10.

“Canal Easement” is defined in Section 12.10.

“Canal Estoppel” is defined in Section 12.10.

“Closing” means the closing of (i) the termination of the Existing Tolling Agreement pursuant hereto, and (ii) the purchase and sale of the Transferred Interests pursuant hereto.

“Closing Adjustment” is defined in Section 3.02(b).

“Closing Date” means the date on which closing proceedings actually occur pursuant to the terms and conditions of this Agreement.

“Closing Date Net Working Capital” is defined in Section 3.02(d).

“Closing Deadline” is defined in Section 13.01(e).

“Closing Notice” is defined in Section 9.02(m).

“Closing Purchase Price” is defined in Section 3.01.

“Closing Statement” is defined in Section 3.02(a).

“Code” means the Internal Revenue Code of 1986.  References to Sections of the Code include any successor provisions to those Sections enacted after the date hereof.

“Company” is defined in the recitals.

“Company Assets” means, collectively, the Project, the Site, and all Permits, easements, servitudes and other real or personal property interests and rights relating to the Project or the Site that are owned or leased by the Company or in which the Company has any rights.  The Company Assets include, without limitation:

(a) The Equipment (other than the Excluded Equipment), including the Equipment listed on Schedule 1.01(g);

(b) Any warranties and guaranties by manufacturers and vendors for the benefit of the Company associated with the Equipment;

(c) The Contracts identified in Schedule 4.02(e);

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(d) The Company Permits and Company Environmental Permits;

(e) The real property and real property interests identified in Schedule 4.02(n), including buildings, structures, other improvements, and fixtures located thereon;

(f) The deposits, accounts and safe deposit boxes identified in Schedule 4.02(t);

(g) The accounts receivable and inventories owned by Company;

(h) The Intellectual Property identified in Schedule 4.02(p);

(i) Any Environmental Attributes; and

(j) The Records.

“Company Contract” means any Contract to which the Company is a party, or by the terms of which it is bound, (a) that provides for monetary or non-monetary obligations on the part of any party thereto, the non-performance of which obligations could reasonably be expected to have a Material Adverse Effect; (b) containing covenants limiting the freedom of the Company to engage in any line of business, compete with any Person or operate at any location, or containing a “most-favored nation” provision or clause in favor of any Person; (c) establishing any joint venture, strategic alliance or other similar collaboration that is material to the business of the Company or the Project; (d) between the Company on one hand, and any Seller or any Affiliate of any Seller on the other hand; (e) that are power purchase or sale agreements or provide for the purchase of ancillary services, in either case that extend beyond the Closing Date; (f) that are electricity transmission agreements and electricity interconnection agreements (or similar Contracts); and (g) as to which (x) the Company’s remaining performance requires more than one year, and (y) the expected remaining cost of performing such Contract in the ordinary course by it, or the remaining revenue expected to be received under such Contract by it in the ordinary course, exceeds One Hundred Thousand United States Dollars (US$100,000).

“Company Environmental Permits” means, collectively, any Environmental Permit that is required for the ownership, operation, use or maintenance of the Project, the Site or any other Company Asset, including the Company Contracts, or any other Environmental Permit required to conduct the business of the Company.

“Company Permits” means, collectively, any Permit that is required for the ownership, operation, use or maintenance of the Project, the Site or any other Company Asset, including the Company Contracts, or any other Permit required to conduct the business of the Company.

“Confidential Information” is defined in Section 6.02.

“Contract” means any written or oral contract, note, bond, mortgage, instrument, agreement, lease, easement, license, undertaking, understanding, promise or commitment, whether express or implied.

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“Credit Agreement” means that certain Credit Agreement, dated as of December 19, 2008, among the Company, the Lenders from time to time party thereto, GE Capital Markets, Inc., Union Bank, N.A., ING Capital LLC and WestLB AG, New York Branch, as Joint Lead Arrangers, GE Capital Markets, Inc. and Union Bank, N.A., as Joint Bookrunners, General Electric Capital Corporation, as Syndication Agent, ING Capital LLC, as Administrative Agent, Union Bank, N.A., as Collateral Agent, WestLB AG, New York Branch, as Documentation Agent and Union Bank, N.A. as DSR L/C Issuing Bank and Project L/C Issuing Bank.

“Credit Facility” mean the financial accommodations made available to the Company pursuant to or in connection with the Credit Agreement.

“Credit Facility Payoff Amount” means that amount required to be paid to the financial institutions party to the Credit Facility to satisfy all of the obligations of the Company thereunder and to allow such Credit Facility to be terminated on the Closing Date.

“CSA Management Agreement” means that certain CSA Management Agreement, among the Purchaser, GE Parent and Tyr Parent, substantially in the form of Exhibit 1.01E.

“Disclosure Schedule Update” is defined in Section 8.04(a).

“Due Diligence Materials” means (i) due diligence materials, including any Records, distributed in written or electronic form by or on behalf of any Seller to Purchaser or its Representatives, including the Confidential Information Memorandum dated April 2008 and any updated information provided with respect to the information therein, (ii) all answers to questions provided orally or in a written or electronic format by or on behalf of any Seller to Purchaser or its Representatives, (iii) all materials contained in any Seller’s or its Representatives’ data room(s) established for the purposes of providing due diligence materials to Purchaser or its Representatives, and (iv) all other information provided by any Seller to Purchaser or its Representatives with respect to the Company and the Project, including such information that was delivered to Purchaser or its Representatives at Purchaser’s or its Representatives’ visit(s) and inspection(s) of the Project prior to the Closing Date.

“Early Adjustment Amount” is defined in Section 3.02(b)(ii).

“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974.

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, issued or approved by a Governmental Authority, and resulting from the avoidance of the emission of any gas, chemical, or other substance to the air, soil or water, related to the Project.  Environmental Attributes include but are not limited to:  (a) any avoided emissions of pollutants to the air, soil, or water such as (subject to the foregoing) sulfur oxides (SOx), nitrogen oxides (NOX), carbon monoxide (CO), and other pollutants; and (b) any avoided emissions or carbon dioxide (CO2), methane (CH4), and other greenhouse gases

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(GHGs) that have been determined by the United States Intergovernmental Panel on Climate Change to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere.

“Environmental Claim” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, demands, claims, or notices of noncompliance or violation (collectively, “Claims”) made or delivered by any Governmental Authority or other Person relating in any way to any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) into the environment of any Hazardous Substance, including any and all Claims by any Governmental Authority or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law or for any property damage or personal or bodily injury (including death) or threat of injury to health, safety, natural resources, or the environment.

“Environmental Laws” means any Applicable Law in effect on the date of this Agreement relating to (i) the control of any pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or (iii) Hazardous Substances.

“Environmental Permits” means Permits obtained from or issued by any Governmental Authority in respect of any Environmental Law.

“Equipment” means all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefore or accessions thereto owned by the Company and wherever located, including, without limitation, all turbines, blades, gearbox and generator components.

“ERISA” is defined in Section 4.02(k).

“Estimated Closing Net Working Capital” is defined in Section 3.02(a).

“EWG” means an exempt wholesale generator as defined in the Public Utility Holding Company Act of 2005.

“Excluded Equipment” means the equipment listed on Schedule 1.01(i).

“Excluded Update Schedules” is defined in Section 8.04(c).

“Existing Tolling Agreement” means that certain Amended and Restated Tolling Agreement, dated as of July 19, 2004, between the Company and Purchaser.

“FERC” means the Federal Energy Regulatory Commission.

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“FERC Approval” means the issuance of a Final Order by FERC under Section 203 of the FPA authorizing the sale of the Transferred Interests by the Sellers to Purchaser, obtained pursuant to and in accordance with the disclosures set forth on Schedules 4.01(g) and 5.01(f).

“Final Adjustment” is defined in Section 3.02(e).

“Final Closing Balance Sheet” is defined in Section 3.02(c).

“Final Order” means a written, non-appealable final order that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired, and as to which all conditions to effectiveness prescribed therein or otherwise by Applicable Law or any other order of any Governmental Authority have been satisfied.

“Final PPA Adjustment Amount” is defined in Section 3.02(c).

“Financial Statements” is defined in Section 4.02(u).

“Financing Parties” means the Person(s), bank(s) or other financial institution(s), if any, from time to time issuing or providing any term financing, working capital financing, credit support, credit enhancements, interest rate hedging, and/or other permanent debt, lease financing or tax equity funding for the Project, including any applicable trustee, collateral agent or similar party.

“Fox OP” is defined in the preamble.

“Fox River” is defined in the preamble.

“FPA” means the Federal Power Act and the rules, regulations and orders publicly promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement applied on a consistent basis.

“GEII” is defined in Section 8.14(a).

“GE Parent” means Aircraft Services Corporation, a Nevada corporation.

“GE Parent Financial Condition Letter Agreement” means that certain letter agreement between Purchaser and GE Parent, substantially in the form of Exhibit 1.01G.

“Governmental Authority” means any federal, state or local (including any county, city or territorial) governmental, administrative or regulatory authority, agency, commission, court, arbitral tribunal, or other governmental, administrative or regulatory entity (including any self-regulatory organization or independent system operator or regional transmission operator).

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“Hazardous Substance” means any substance, waste, contaminant or other material that is listed, defined, designated, classified or regulated as hazardous, radioactive or toxic, or as a pollutant or contaminant, under or pursuant to any Environmental Law or Environmental Permit.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services, (d) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Company against fluctuations in interest rates or other currency fluctuations, (e) all liabilities with respect to any commitment by which the Company assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit) and all other liabilities guaranteed in any manner by the Company, (f) any obligations under capitalized leases, conditional sales contracts and other similar title retention instruments whether short term or long term, (g) any indebtedness secured by a Lien on any property or assets of the Company and/or any off-balance sheet financings, (h) to the extent due and payable, all accrued interest, prepayment premiums, penalties, expenses or other amounts related to any of the foregoing, and (i) all liabilities with respect to the obligations of other Persons of the types described in clauses (a) - (h) above guaranteed in any manner by the Company.

“Indemnified Claim” is defined in Section 12.04(c).

“Indemnified Party” is defined in Section 12.04(a).

“Indemnifying Party” is defined in Section 12.04(a).

“Independent Accounting Firm” means a nationally recognized independent accounting firm mutually agreed to by the Parties.

“Intellectual Property” means patents and industrial designs, copyrights, trademarks, trade names, service marks, service names, technology, know-how, processes, trade secrets, inventions, proprietary rights, proprietary data, formulae, research and development data, databases, computer software programs and any other intellectual property as provided by Applicable Law (and any registrations or applications for the same and all goodwill associated therewith).

“Interim Financial Statements” is defined in Section 4.02(u).

“Knowledge of Purchaser” or “Purchaser’s Knowledge” for purposes of this Agreement, with respect to any fact or matter, means the actual knowledge of the persons set forth on Schedule 1.01(d), in each case after making such an inquiry of the persons responsible for

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managing the acquisition of the Transferred Interests or otherwise responsible for the subject matter to which such knowledge qualification relates as a reasonably prudent purchaser of interests such as the Transferred Interests would perform, it being understood that none of the individuals set forth on such Schedule shall have any individual or personal liability with respect to any matter with respect to which such knowledge applies.

“Knowledge of Seller(s)” or “Seller’s Knowledge” for purposes of this Agreement, with respect to any fact or matter, means (i) with respect to Fox OP, the actual knowledge of the persons set forth on Schedule 1.01(e), and (ii) with respect to Fox River, the actual knowledge of the persons set forth on Schedule 1.01(f), in each case after making such an inquiry of the persons responsible for the ownership, maintenance and management of the Project or otherwise responsible for the subject matter to which such knowledge qualification relates as a reasonably prudent seller of interests such as the Transferred Interests would perform, it being understood that none of the individuals set forth on such Schedules shall have any individual or personal liability with respect to any matter with respect to which such knowledge applies.

“Later Adjustment Amount” is defined in Section 3.02(b)(ii).

“Lender Consent” means the consent of the Required Secured Parties (as that term is defined in the Credit Agreement) under the Credit Agreement and the Required Lenders (as that term is defined in the Credit Agreement) under the Credit Agreement, in each case in order for the Sellers to enter into and perform their obligations under this Agreement or the New Tolling Agreement without breaching the Credit Agreement, the Pledge Agreements (as that term is defined in the Credit Agreement) or other Loan Documents (as that term is defined in the Credit Agreement).

“Liability” means any liability or obligation whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, or due or to become due, including any Indebtedness.

“Liens” means any and all liens, security interests, pledges, charges, claims, mortgages, deeds of trust, options, warrants, purchase rights, restrictions on transfer, proxies, and voting or other agreements, leases, legal or equitable liens, easements, covenants, reservations, rights of way, encumbrances, limitations or restrictions.

“Losses” means any and all claims, Liabilities, losses, actual damages, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations and costs and expenses, including reasonable attorneys’ fees, court costs and other costs of suit.

“Material Adverse Effect” means the result of one or more facts, events, circumstances, conditions, changes or effects that has or could reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operation of the Company, but excluding:

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(i)           any effect resulting from entering into this Agreement or the announcement of the transaction contemplated by this Agreement;

(ii)           any effect resulting from changes in general economic conditions in the industry or markets in which the Company operates (so long as such change does not affect the Company disproportionately as compared to others in the industry);

(iii)           any effect resulting from changes in the United States or global economy as a whole, including, without limitation, changes in general regulatory or political conditions or any outbreak of hostility, terrorist activities or war (so long as such change does not affect the Company disproportionately as compared to others in the industry);

(iv)           changes in or to, or the promulgation of any applicable law (including common law), rule, regulation, ordinance, order, judgment or decree of any Governmental Authority, including, without limitation, the rules, regulations or decisions of the FERC (including any new interpretations by the FERC thereof) (so long as such change does not affect the Company disproportionately as compared to others in the industry);

(v)           any change (or changes taken together) or effect generally affecting any of (a) the North American, national, regional or local electric generating, transmission or distribution industry or wholesale or retail markets for electric power, or (b) the regulation of utilities or of the sales of electric power by or within the State of Wisconsin, or (c) the rules established by any independent system operator or regional transmission organization with jurisdiction over the Company or the Project (so long as such change does not affect the Company disproportionately as compared to others in the industry); and

(vi)           any change (or changes taken together) or effect, arising after the date hereof, which is fully cured (including by the payment of money) to the reasonable satisfaction of the Purchaser before the earlier of the Closing or the termination of this Agreement pursuant to Section 13.01.

“MISO” means the Midwest Independent Transmission System Operator, Inc. (or any successor thereto).

“MISO L/C” means the Letter of Credit posted by the Company with MISO in the amount equal to One Million Ninety Seven Thousand One Hundred United States Dollars (US$1,097,100).

 “Net Working Capital” means (a) the sum of current assets (including accounts receivable, any spare parts and inventory owned by the Company, prepaid expenses of the Company, any restricted cash deposits of the Company with the financial institutions party to the Credit Facility, MISO or any other third parties, and electricity generated and delivered by the Company to its customers with respect to which the Company has not yet invoiced the related customers) as set forth on the balance sheet of the Company, less (b) current liabilities as set

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forth on the balance sheet of the Company, each as classified current under GAAP, excluding deferred tax liabilities, if any, and any current portion of long-term debt or interest accrued thereon.  Net Working Capital and the components thereof shall be determined in accordance with GAAP and the accounting principles described in Exhibit 3.02(a)(2), and in a manner consistent with (including those additional adjustments reflected in), the accounting principles described, and the example set forth, in Exhibit 3.02(a)(2).  In the event of any conflict between GAAP and the accounting principles described, and the example set forth, in Exhibit 3.02(a)(2), such accounting principles and example shall control.

“New Tolling Agreement” is defined in the Recitals.  A copy of the New Tolling Agreement is attached hereto as Exhibit 1.1D.

“O&M Agreement” means that certain Operation and Maintenance Agreement, dated as of October 11, 2006, by and between the Company and O&M Provider.

“O&M Provider” means General Electric International, Inc., a Delaware corporation.

“Organizational Documents” means, with respect to any entity, as applicable, the certificate of incorporation, articles of incorporation, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar organizational documents of such entity, together with any shareholder agreement, voting agreement or similar agreement among two or more of the equity owners of any such entity.

“Owned Real Property” is defined in Section 4.02(n).

“Ownership Interests” means, with respect to any Person, any share, capital stock, partnership, membership or similar interest or other indicia of equity ownership (including, any option, warrant, profits interests or similar right or right or security convertible, exchangeable or exercisable) in such Person.

“Party” or “Parties” is defined in the preamble.

“Permits” means written permits, certifications, licenses, franchises, registrations, variances, waivers, consents and approvals obtained from or issued by any Governmental Authority.

“Permitted Liens” means (a) mechanic’s, materialmen’s, workmen’s, repairmen’s and similar Liens arising or incurred in the ordinary course of business relating to payment obligations of the Company to which there is no current default on the part of the Company and reflected in the Net Working Capital of the Company, (b) Liens (1) for Taxes not yet due and payable or (2) for Taxes being contested in good faith through appropriate proceedings and reflected in the Net Working Capital of the Company, (c) Liens referred to in Schedule 1.01(h), (d) good faith deposits in connection with bids, tenders or contracts, including rent security

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

deposits, in an amount not exceeding, in the aggregate $100,000, (e) pledges or deposits to secure public or statutory obligations, other than appeal bonds, in an amount not exceeding, in the aggregate $100,000, (f) in the case of real property and interests in real property owned and held by the Company: (1) all exceptions contained in the Title Insurance Policy (other than Liens securing Indebtedness of the Company), (2) all matters insured against under the Title Insurance Policy (provided that the title insurance policy issued at Closing pursuant to Section 9.02(f) also insures against such matters), (3) all licenses and easements, if any, for public utilities and the rights of any utility company to maintain and operate lines, poles, cables and distribution boxes in, over and upon the real property that would not, individually or in the aggregate, reasonably be expected to materially interfere with the current use or occupancy of or materially detract from the current value of the affected property, (4) the state of facts shown on the Survey, (5) encroachments of improvements owned by the Company on, under or above any adjoining streets or properties, or within any set back areas, encroachments of improvements owned by others on, under or above any real property or interest in real property owned by the Company, and variations between the lines of record title and fences, walls, hedges, and the like which would not, individually or in the aggregate, reasonably be expected to materially interfere with the current use or occupancy, or materially detract from the current value, of the affected property or the Project, (6) consents for the erection of any structure or structures on, under or above any properties, streets or roads in front of or adjoining the Company’s real property and interests in real property that would not, individually or in the aggregate, reasonably be expected to materially interfere with the current use or occupancy, or materially detract from the current value, of the affected property or the Project, (7) recorded easements, covenants or restrictions that would not, individually or in the aggregate, reasonably be expected to materially interfere with the current use or occupancy, or materially detract from the current value, of the affected property or the Project, and (8) other matters disclosed in Schedule 4.02(n); provided, however, that matters under clauses (1) or (8) that are shown on the survey that Purchaser obtains pursuant to Section 9.02(g) that would, individually or in the aggregate, reasonably be expected to materially interfere with current use or occupancy, or materially detract from the current value, of the affected property or the Project, will not be Permitted Liens; (g) Liens arising by operation of Applicable Law securing amounts not yet due and payable arising in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to materially interfere with the current use or occupancy, or materially detract from the current value, of the affected property or the Project; (h) restrictions and regulations imposed by any Governmental Authority, including, without limitation, zoning, subdivision, entitlement, landmark, historic, wetlands conservation restriction and other land use and environmental regulations of any Governmental Authority, or any local, state, regional, national or international reliability council, or any independent system operator or regional transmission organization with jurisdiction over the Company, and violations thereof to the extent not previously included in this definition of Permitted Liens provided that they would not, individually or in the aggregate, reasonably be expected to materially interfere with the current use or occupancy, or materially detract from the current value, of the affected property or the Project, and without limiting in any manner warranties and representations of Sellers set forth in this Agreement that do not refer to Permitted Liens, including those with respect to compliance with Applicable Laws; and (i) any

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Liens granted or incurred in connection with the Credit Facility that are released at or prior to Closing.

“Person” means any Governmental Authority or any individual, firm, partnership, limited partnership, corporation, company, limited liability company, joint venture, unincorporated organization, trust, business trust, or other entity.

“PPA Adjustment Amount” shall mean an amount determined in accordance with Exhibit 1.01F for the Early Adjustment Amount to the Closing Purchase Price or the Later Adjustment Amount to the Closing Purchase Price, as applicable.

“Pre-Closing Period” means any taxable year or period of the Company ending on or before the Closing Date.

“Pre-Closing Portion” means the portion of any Straddle Period ending on the Closing Date.

“Project” means the approximately 593-megawatt dual-fueled, combined-cycle natural gas-fired electric generating facility located in Kaukauna, Wisconsin.

“Prudent Industry Practice” means the exercise of that degree of skill and diligence, and of such practices, methods and acts, at a minimum as would ordinarily be expected in the power generation industry from a prudent contractor, owner and/or operator acting lawfully, reliably and safely in connection with power generation facilities and equipment similar to the Project.

“PSCW” means the Public Service Commission of Wisconsin.

“Public Disclosure Party” is defined in Section 6.02(c).

“Public Disclosure Rules” is defined in Section 6.02(c).

“Purchaser” is defined in the preamble.

“Purchaser Indemnified Parties” and “Purchaser Indemnified Party” is defined in Section 12.01.

“Purchaser Regulatory Approvals” means the approvals set forth on Schedule 1.01(a) that are required for Purchaser to purchase the Transferred Interests.

“Purchaser’s Proposed Calculations” is defined in Section 3.02(d).

“Purchase Price” means the Closing Purchase Price, as such Closing Purchase Price may be adjusted in accordance with the terms of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Records” means any and all of the books, records, accounts and ledgers of the Company, maintained by either Seller (or any Affiliate of either Seller for the Seller or the Company) or the Company, including computer records and electronic copies of such information.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the environment.

“Remaining Disputed Items” is defined in Section 3.02(d).

“Representatives” means any officers, directors, employees, accountants, counsels, consultants, advisors or agents.

“Schedules” or “Disclosure Schedules” means any Seller’s disclosure schedules attached to this Agreement.

“SEC” is defined in Section 6.02(c).

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Seller” is defined in the preamble.

“Seller Credit Support” means the MISO L/C and such other guaranties, letters of credit, documents and instruments as set forth on Schedule 1.01(c).

“Seller Guaranties” means the guaranty agreements in the form of Exhibit 1.01B and Exhibit 1.01C executed and delivered by each of GE Parent and Tyr Parent, as applicable, on the Closing Date.

“Seller Indemnified Parties” and “Seller Indemnified Party” are defined in Section 12.02.

“Seller Regulatory Approvals” means the approvals set forth on Schedule 1.01(b) that are required for the Sellers to sell the Transferred Interests.

“Sellers’ Actual Knowledge” means (i) with respect to Fox OP, the actual knowledge of the persons set forth on Schedule 1.01(e), and (ii) with respect to Fox River, the actual knowledge of the persons set forth on Schedule 1.01(f), it being understood that none of the individuals set forth on such Schedules shall have any individual or personal liability with respect to any matter with respect to which such knowledge applies.

“Sellers’ Proposed Calculations” is defined in Section 3.02(d).

“Site” means the land on which the Project is located.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Specified Representations” is defined in Section 12.03(d).

“Straddle Period” means any taxable year or period of the Company beginning on or before and ending after the Closing Date.

“Survey” means ALTA Survey dated December 6, 2005 (Project No. C0925 93-0500.34), prepared by McMahon Associates, Inc.

“Target Closing Date” means April 1, 2013.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, whether disputed or not, which taxes shall include, without limiting the generality of the foregoing: all income or profits taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Advisor” is defined in Section 7.02(b).

“Tax Return” means any and all returns, reports, declarations, statements, schedules, claims for refund or written information of or with respect to any Tax which is required to be supplied to any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Amount” is defined in the Recitals.

“Title Insurance Policy” means Policy No. 72307-76886077 issued by Chicago Title Company (on American Land Title Association Loan Policy form (6/17/06) in favor of Union Bank, N.A., dated December 30, 2008, including all endorsements thereto.

“Transfer Taxes” means all transfer Taxes (excluding Taxes measured by net income or capital gain), including sales, real property conveyance, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

“Transferred Interests” is defined in the Recitals.

“Treasury Regulations” means the regulations promulgated under the Code.

“Tyr Parent” means Tyr Energy, Inc., a Delaware corporation.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Tyr Parent Financial Condition Letter Agreement” means that certain letter agreement among Purchaser and Tyr Parent, substantially in the form of Exhibit 1.01H.

“Unrecorded Water Easement” is defined in Section 12.10.

“Wisconsin PSC Approval” means (1) a Certificate of Authority issued by the PSCW pursuant to Wis. Stat. s. 196.49 and Wis. Admin. Code Chapter 112 authorizing the Purchaser to acquire and place in service the Project, (2) the issuance of a Certificate of Authority by the PSCW under Wis. Stat. Chap. 201, and (3) if necessary, approval by the PSCW under Wis. Stat. s. 196.52 of any affiliated interest agreement.

SECTION 1.02 Interpretation and Rules of Construction.  This Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.  In construing this Agreement:

(a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and unless otherwise specified, any reference to Applicable Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(c) the word “or” shall not be exclusive;

(d) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(e) any reference to any federal, state, local or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

(f) all article, section, paragraph, schedules and exhibit references used in this Agreement are to articles, sections, paragraphs, schedules and exhibits to this Agreement unless otherwise specified;

(g) each Exhibit and Schedule to this Agreement is a part of this Agreement, but, in the event of any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(h) the Recitals, headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(i) any reference to a Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(j) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(k) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and

(l) whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE II

TERMINATION OF EXISTING TOLLING AGREEMENT; PURCHASE AND SALE

SECTION 2.01 Termination of the Existing Tolling Agreement.  Subject to the terms and conditions of this Agreement, the Existing Tolling Agreement shall be terminated at the Closing (and the Sellers shall cause the Company to take all reasonable action in connection therewith) in exchange for a payment equal to the Termination Amount.  At the Closing, Purchaser shall pay to the Company an amount equal to the Termination Amount by making the following wire transfers pursuant to the direction of the Company: (1) an amount equal to 50% of the Termination Amount shall be wire transferred in immediately available funds to (a) such bank account that is held in the name of, or otherwise for the benefit of, Fox OP or (b) such other bank account as Fox OP may direct (after consultation with the Lenders (as such term is defined in the Credit Agreement)), in either case as shall be specified by the Company to Purchaser in writing no later than two (2) Business Days prior to the Closing; and (2) an amount equal to 50% of the Termination Amount shall be wire transferred in immediately available funds to (a) such bank account that is held in the name of, or otherwise for the benefit of, Fox River or (b) such other bank account as Fox River may direct (after consultation with the Lenders (as such term is defined in the Credit Agreement)), in either case as shall be specified by the Company to Purchaser in writing no later than two (2) Business Days prior to the Closing.  With respect to any amounts wire transferred by Purchaser to the Company as described in clauses (1)(b) or (2)(b) of the immediately preceding sentence, the Sellers shall cause the Company to immediately use such amounts for one or both of the following purposes: (A) to pay (on the

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Closing Date) part or all of the Company’s obligations to the Lenders; or (B) to make (on the Closing Date) a distribution to the Sellers.

SECTION 2.02 Purchase and Sale of Transferred Interests.  Subject to the terms and conditions of this Agreement, for the consideration specified in Article III, each Seller shall sell and convey to Purchaser, and Purchaser shall purchase and receive from each Seller, at the Closing, the Transferred Interests owned by such Seller free and clear of all Liens (other than restrictions on sales of securities under applicable securities laws).  Such sale and conveyance of the Transferred Interests to Purchaser at the Closing shall occur immediately after the last to occur of (i) the wire transfers described in clauses (1) and (2) of the penultimate sentence of Section 2.01, and (ii) the transfers by the Company that are described in clauses (A) and (B) of the last sentence Section 2.01.

ARTICLE III

PURCHASE PRICE; PAYMENT AND ALLOCATION

SECTION 3.01 Purchase Price and Payment.

  The aggregate purchase price for the sale and conveyance of the Transferred Interests to Purchaser at the Closing shall be an amount equal to Three Hundred Ninety Million United States Dollars (US$390,000,000) as adjusted by the Closing Adjustment pursuant to Section 3.02(b) (the “Closing Purchase Price”), subject to further adjustments as set forth in this Article III.  At the Closing, Purchaser shall wire transfer (i) an amount in immediately available funds equal to the Credit Facility Payoff Amount to the financial institutions (or to a bank account or bank accounts directed by such financial institutions) party to the Credit Facility in satisfaction of the outstanding obligations of the Company thereunder, and (ii) an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the difference between the Closing Purchase Price (as may be adjusted under this Article III) and the Credit Facility Payoff Amount to [CONFIDENTIAL TREATMENT REQUESTED], in each case in immediately available funds to the bank accounts specified by the Sellers (after consultation with the Lenders (as defined in the Credit Agreement), as applicable) to Purchaser in writing no later than two (2) Business Days prior to the Closing (it being understood that the aggregate amount paid to the Sellers under this clause (ii) shall be an amount equal to one hundred percent (100%) of the difference between the Closing Purchase Price (as may be adjusted under this Article III) and the Credit Facility Payoff Amount).

SECTION 3.02 Adjustments to Purchase Price.

(a) Closing Statement.  No later than thirty (30) days prior to the anticipated Closing Date, the Sellers shall have prepared and delivered to Purchaser, in each case certified an authorized representative of each Seller, (i) an estimated unaudited balance sheet of the

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Company as of the close of business as of the anticipated Closing Date (without giving effect to the transactions contemplated hereby, but reflecting any cash that Sellers intend to cause the Company to distribute to Sellers at or immediately prior to closing), which estimated unaudited balance sheet will have been prepared in accordance with GAAP, except for year-end adjustments and the absence of footnotes, and substantially in the form of Exhibit 3.02(a)(2) and (ii) a closing statement, substantially in the form of Exhibit 3.02(a)(1) attached hereto (the “Closing Statement”), setting forth the Sellers’ good faith estimate of the Net Working Capital of the Company as of the anticipated Closing Date (the “Estimated Closing Net Working Capital”), based on the estimated unaudited balance sheet described in clause (i) above, and the estimated adjustment to the Closing Purchase Price pursuant to Section 3.02(b).  If Purchaser, in good faith, disputes any portion of the Estimated Closing Net Working Capital, then Purchaser shall notify the Sellers in writing no later than ten (10) days prior to the Closing Date, and the Sellers and Purchaser shall negotiate in good faith in an effort to resolve such disputed portion of the Estimated Closing Net Working Capital prior to the Closing.

(b) (i)               If the undisputed portion of the Estimated Closing Net Working Capital is less than zero (0), then the Closing Purchase Price shall be reduced by an amount equal to such deficiency; and if the undisputed portion of the Estimated Closing Net Working Capital is greater than zero (0), the Closing Purchase Price shall be increased by an amount equal to such excess.  Such adjustment shall be calculated based on the Sellers’ good faith estimate of Net Working Capital of the Company at the Closing Date, set forth in the Closing Statement delivered to Purchaser pursuant to paragraph (a) above, and any dispute notice timely delivered by the Purchaser to Sellers, and any resolution of such dispute, if any such resolution is reached by the parties pursuant to the negotiations contemplated by Section 3.02(a).  The Sellers shall provide to Purchaser such data and information as Purchaser may reasonably request supporting the amounts reflected in the Closing Statement, and Purchaser shall provide to Sellers such data and information as Sellers may reasonably request supporting Purchaser’s dispute.

(ii)           (A) In the event that the Closing Date occurs prior to the Target Closing Date, an amount equal to the PPA Adjustment Amount shall be added to the Closing Purchase Price, (the “Early Adjustment Amount”, it being understood that such amount may be a positive or negative number) and (B) in the event that the Closing Date occurs after the Target Closing Date, an amount equal to the PPA Adjustment Amount shall be subtracted from the Closing Purchase Price, (the “Later Adjustment Amount”, it being understood that such amount may be a positive or negative number).  No later than fifteen (15) days prior to the anticipated Closing Date, the Sellers shall have prepared and delivered to Purchaser, in each case certified by an authorized representative of each Seller, the Sellers’ good faith calculation of the Early Adjustment Amount or the Later Adjustment Amount, as applicable.  If Purchaser, in good faith, disputes such calculation of the Early Adjustment Amount or the Later Adjustment Amount, as the case may be, then Purchaser shall notify the Sellers in writing no later than eight (8) days prior to the Closing Date, and the Sellers and Purchaser shall negotiate in good faith in an effort to resolve such disputed Early Adjustment Amount or Later Adjustment Amount, as the case may be, prior to the Closing.  The Closing Purchase Price, as so adjusted by the Early

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Adjustment Amount or the Later Adjustment Amount, as the case may be, and the other adjustments thereto under this Article III, shall be paid in accordance with Section 3.01.

(iii)           The adjustment made at Closing pursuant to this paragraph (b) is referred to herein as the “Closing Adjustment”, and shall be subject to additional and/or subsequent adjustment as provided in paragraphs (c), (d) and (e) of this Section 3.02.

(c) Within sixty (60) days after the Closing Date, Purchaser shall cause its accountants to prepare and deliver to the Sellers (i) a balance sheet of the Company as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with GAAP and the principles described in Exhibit 3.02(a)(2) (such balance sheet, the “Final Closing Balance Sheet”) and (ii) a calculation of the PPA Adjustment Amount as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with the principles described in Exhibit 1.01F (the “Final PPA Adjustment Amount”).  [CONFIDENTIAL TREATMENT REQUESTED].  Purchaser’s accountants shall consult with the Sellers’ accountants in connection with the preparation of the Final Closing Balance Sheet and the Final PPA Adjustment Amount, and each Party shall permit the other Parties’ accountants, as reasonably required, to review and have access to records, and to make copies of all work papers, schedules and calculations, required or used in the preparation of the Final Closing Balance Sheet and the Final PPA Adjustment Amount, all at the earliest practicable date.  Sellers shall cause their accountants to cooperate with Purchaser and Purchaser’s accountants in connection with the preparation of the Final Closing Balance Sheet and the Final PPA Adjustment Amount, including by responding promptly to any requests by Purchaser or Purchaser’s accountants for information reasonably required to prepare such Final Closing Balance Sheet and the Final PPA Adjustment Amount.  For the avoidance of doubt, to the extent any items, including trailing account payables, are used to prepare both the Final Closing Balance Sheet and the Final PPA Adjustment Amount, it is the intent of the Parties that none of the Parties shall receive any windfall as a result of redundancy (double-counting) that may be applied to both the Final Closing Balance Sheet and the Final PPA Adjustment Amount and that each of the same may be adjusted with regard to such redundant item(s) to avoid such windfall or double-counting.

(d) When the Purchaser delivers the Final Closing Balance Sheet and the Final PPA Adjustment Amount, Purchaser shall also deliver to the Sellers a certificate, substantially in the form of Exhibit 3.02(a)(3), containing the Purchaser’s calculations (the “Purchaser’s Proposed Calculations”), of (i) the Net Working Capital of the Company as of the Closing Date (the “Closing Date Net Working Capital”) (based on the Final Closing Balance Sheet), (ii) the Final PPA Adjustment Amount, and (iii) the adjustment to the Closing Purchase Price that should have been made on the Closing Date pursuant to Section 3.02(b).  Within thirty (30) days after receipt of the Final Closing Balance Sheet, the Final PPA Adjustment Amount and the accompanying certificate containing the Purchaser’s Proposed Calculations, Sellers shall notify the Purchaser in writing of their agreement or disagreement, as the case may be, with (x) the Final Closing Balance Sheet and the accuracy of any of the Purchaser’s Proposed Calculations,

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(y) the Final PPA Adjustment Amount and the Purchaser’s calculations thereof, and (z) if Sellers so disagree with the Final Closing Balance Sheet and the accuracy of any of the Purchaser’s Proposed Calculations and/or the Final PPA Adjustment Amount and the accuracy of Purchaser’s calculation thereof, then such written notice shall also include the Sellers’ proposed alternative calculations (the “Sellers’ Proposed Calculations”) of the Closing Date Net Working Capital, the Final PPA Adjustment Amount and the adjustments to the Closing Purchase Price that should have been made on the Closing Date pursuant to Section 3.02(b).  If Sellers fail to provide such written notice (including Sellers’ Proposed Calculations and proposed calculations with regard to the Final PPA Adjustment Amount) within such thirty (30) day period, then Sellers shall be deemed to have accepted the Final Closing Balance Sheet and the Purchaser’s Proposed Calculations and the Final PPA Adjustment Amount and Purchaser’s calculations thereof.  If Sellers timely deliver such written notice to Purchaser, then Sellers and Purchaser shall negotiate in good faith to resolve any such disagreement with respect to the Final Closing Balance Sheet, the Purchaser’s Proposed Calculations, the Final PPA Adjustment Amount and the Purchaser’s calculation of the Final PPA Adjustment Amount.  If the Purchaser and the Sellers are not able to resolve such dispute within thirty (30) days after the Purchaser’s receipt of Sellers’ Proposed Calculations and/or Seller’s calculation of the Final PPA Adjustment Amount, then the Sellers and Purchaser retain the Independent Accounting Firm to resolve the remaining disputed items (the “Remaining Disputed Items”), within thirty (30) days after the retention of the Independent Accounting Firm, by conducting its own review and test of (i) each of the Purchaser’s Proposed Calculations and the Sellers’ Proposed Calculations, including the balance sheets, expenses statements and other records on which each such calculations were based, and thereafter selecting either Purchaser’s Proposed Calculations of the Remaining Disputed Items or the Sellers’ Proposed Calculations of the Remaining Disputed Items or an amount in between the two and/or (ii) each of the Purchaser’s calculations and the Sellers’ calculations with regard to the Final PPA Adjustment Amount, including the expenses statements and other records on which each such calculations were based, and thereafter selecting either Purchaser’s calculations of the Remaining Disputed Items or the Sellers’ calculations of the Remaining Disputed Items or an amount in between the two.  Purchaser’s accountants and Seller’s accountants shall be each entitled to consult with the Independent Accounting Firm with respect to any of the foregoing and the Independent Accounting Firm’s calculations thereof, and each Party shall permit the other Parties’ accountants, as reasonably required, to review and have access to records, and to make copies of all work papers, schedules and calculations, required or used by the Independent Accounting Firm in connection with the foregoing determination.  Purchaser and the Sellers agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm.  [CONFIDENTIAL TREATMENT REQUESTED].

(e) Upon the determination, pursuant to Section 3.02(d) above, of the Final Closing Balance Sheet, the Closing Date Net Working Capital and, as the case may be, the Early Adjustment Amount or the Later Adjustment Amount, and the final adjustments to the Closing Purchase Price pursuant to Section 3.02(b), the Closing Purchase Price shall be recalculated as follows (the “Final Adjustment”):

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(i) if the Closing Date Net Working Capital is greater than the undisputed portion of the Estimated Closing Net Working Capital, Purchaser shall pay to each Seller an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of such excess;

(ii) if the Closing Date Net Working Capital is less than the undisputed portion of the Estimated Closing Net Working Capital, each Seller shall pay to Purchaser an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of such deficiency;

(iii) in the case an Early Adjustment Amount was applied to the Closing Purchase Price on the Closing Date, (x) if the Early Adjustment Amount is greater than the undisputed Final PPA Adjustment Amount, then each Seller shall pay to Purchaser an amount equal [CONFIDENTIAL TREATMENT REQUESTED] of such excess or (y) if the Early Adjustment Amount is less than the undisputed Final PPA Adjustment Amount, then Purchaser shall pay to each Seller an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of such deficiency; and

(iv) in the case a Later Adjustment Amount was applied to the Closing Purchase Price on the Closing Date, (x) if the Later Adjustment Amount is greater than the undisputed Final PPA Adjustment Amount, then Purchaser shall pay to each Seller an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of such excess or (y) if the Later Adjustment Amount is less than the undisputed Final PPA Adjustment Amount, then each Seller shall pay to Purchaser an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of such deficiency.

(f) Any such payment shall be made in cash or same day funds within ten (10) days after the determination of the Final Adjustment pursuant to Section 3.02(e) above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

SECTION 4.01 Representations and Warranties Regarding the Sellers.  Each Seller hereby represents and warrants to Purchaser as to such Seller only, and on a several and not a joint basis, as follows:

(a) Organization and Good Standing.  Fox OP is a limited partnership, and Fox River is a limited liability company, in each case validly existing and in good standing under the laws of the State of Delaware.

(b) Qualification.  Fox OP has the requisite partnership power and authority, and Fox River has the requisite limited liability company power and authority, in each case to carry on its business as now being conducted.  Such Seller is duly qualified or licensed to do business,

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

and is in good standing, in each jurisdiction in which the property owned or leased and operated by it or the nature of its business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

(c) Authority.  Fox OP has the requisite partnership power and authority, and Fox River has the requisite limited liability company power and authority, in each case to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite partnership action, on the part of Fox OP, and all requisite limited liability company action, on the part of Fox River.

(d) Enforceability.  This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(e) Transferred Interests.  Except as set forth on Schedule 4.01(e),  such Seller holds of record and owns beneficially the Transferred Interests owned by such Seller, free and clear of any Liens, except for any restrictions on sales of securities under applicable securities laws and the Company’s Organizational Documents.  The Transferred Interests owned by Fox OP and Fox River, respectively, constitute one hundred percent (100%) of the Ownership Interests in the Company.  Upon consummation of the Closing, the Purchaser will acquire good and valid title to the Transferred Interests, free and clear of any Liens, except for any restrictions on sales of securities under applicable securities laws and the Company’s Organizational Documents.  Except for this Agreement, there are no (i) outstanding subscriptions, warrants, options, purchase rights, calls or commitments of any character relating to or entitling any Person to purchase or otherwise acquire the Equity Interests or other securities or equity or voting interests of the Company, (ii) outstanding securities, instruments or obligations that are or may be convertible into or exercisable or exchangeable for any Ownership Interests in the Company or (iii) Contracts under which the Company may become obligated to sell or otherwise issue any Ownership Interests.  Neither Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any portion of the Transferred Interests.

(f) No Violation or Breach.  Except as set forth on Schedule 4.01(f), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by such Seller will (with or without notice or lapse of time) (i) result in a violation or breach of any provision of the Organizational Documents of such Seller, (ii) violate, in any material respect, any Applicable Law binding on or applicable to such Seller, or (iii) result in a material default (including with notice, lapse of time, or both), or give right to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

other instrument or obligation to which such Seller is a party or by which such Seller may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained.

(g) Consents.  No material consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by such Seller or in connection with the consummation by such Seller of the transactions contemplated hereby except for (i) the Seller Regulatory Approvals, (ii) the consents, filings, and notices set forth on Schedule 4.01(g) and (iii) those that are applicable as a result of the specific legal or regulatory status of Purchaser (including the Purchaser Regulatory Approvals) or as a result of any other facts that specifically relate to the business or activities in which Purchaser is or proposes to be engaged, other than the business of the Company as of the date hereof.

(h) Brokers.  Neither such Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or the Company could become liable or obligated.

(i) Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of such Seller, threatened against such Seller.

(j) Compliance with Law.  Such Seller is not in violation of any Applicable Law, except for violations that would not, in the aggregate, materially impair such Seller’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.  Such Seller is in compliance with any and all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56, and is not a Person with whom any other party is prohibited from engaging in this transaction due to any United States government embargoes, sanctions, or terrorism or money laundering laws, including, without limitation, due to having ownership in or control over any Person being (i) subject to United States government embargoes or sanctions, (ii) in violation of terrorism or money laundering laws, or (iii) listed on a published United States government list (e.g., Specially Designated National and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

SECTION 4.02 Representations and Warranties Regarding the Company.  Each Seller hereby represents and warrants to Purchaser on a several and not a joint basis, as follows:

(a) Organization and Good Standing.  The Company is validly existing and in active status under the laws of the State of Wisconsin.

(b) Qualification.  The Company has the requisite limited liability company power and authority to carry on its business as now being conducted.  The Company is duly qualified or licensed to do business, and is in active status in the State of Wisconsin and in good

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

standing in each other jurisdiction in which the property owned or leased and operated by it or the nature of its business makes such qualification necessary, except for those other jurisdictions where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

(c) Capitalization of the Company.  The Transferred Interests owned by such Seller have been validly issued and is fully paid and non-assessable.  The Company has no outstanding membership or other ownership interests other than the Transferred Interest.  The Transferred Interests are certificated and Schedule 4.02(c) sets forth a list of all of the certificates representing the Transferred Interests.

(d) No Violation or Breach.  Except as set forth on Schedule 4.02(d), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by such Seller will (with or without notice or lapse of time) (i) result in a material violation or material breach of any provision of the Organizational Documents of the Company, (ii) violate in any material respect any Applicable Law binding on or applicable to the Company; (iii) result in a material default (including with notice, lapse of time, or both), or give right to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Company is a party or by which Company may be bound (including any of the Company Assets), except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained, or (iv) result in creation of any Lien (other than a Permitted Lien) on any of the Company Assets pursuant to any Company Contract.

(e) Contracts.   Schedule 4.02(e) specifies all Company Contracts.  Except as disclosed in Schedule 4.02(e), the Company is not in default or breach under any Company Contract in any material respect, and to Sellers’ Knowledge, no other party (other than Purchaser and its Affiliates (with respect to which Sellers make no representation or warranty)) to any Company Contract is in breach or default thereunder in any material respect, and since the Acquisition Date, to Sellers’ Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default of the Company or, to Sellers’ Actual Knowledge, any other party (other than Purchaser and its Affiliates (with respect to which Sellers make no representation or warranty)) thereunder.  Sellers have made available to Purchaser, a current, true and complete copy of each Contract required to be set forth on Schedule 4.02(e) (except as provided therein), including all amendments, supplements, and modifications thereto.  Except as set forth in Schedule 4.02(e), the Company has not received written notice, or to Seller’s Actual Knowledge oral notice (except in the ordinary course of business), of cancellation or termination of any Company Contract.  Each Company Contract is valid, binding and enforceable obligation of the Company and, to Sellers’ Knowledge, is a valid and binding obligation of the other parties thereto and is in full force and effect.

(f) Permits.  Schedule 4.02(f) specifies each material Company Permit, and such Company Permits are in full force and effect, except for such Company Permits the absence or

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

invalidity of which would not result in a Material Adverse Effect.  The Company has all of the Permits that are required for the ownership, operation, use and maintenance of the Project, the Site, or any other Company Assets, including the Company Contracts, or any other Permit required to conduct the business of the Company, to the extent required of the Company during the period of its ownership by the Sellers, the absence or invalidity of which would result in a Material Adverse Effect.  The Company is in compliance with each Company Permit applicable to it to the extent required of the Company, except to the extent that failure to comply would not result in a Material Adverse Effect.  Since the Acquisition Date, to Sellers’ Knowledge the Company has not received any written, or to Sellers’ Actual Knowledge oral, notification from any Governmental Authority that (i) it is in material violation of any Company Permit or (ii) except in the case of a Company Permit expiring solely due to the passage of time, threatens to terminate, cancel, revoke or modify in a materially adverse manner, any material Company Permit.  True and complete copies of all Company Permits included on Schedule 4.02(f) have been delivered or made available to the Purchaser except as otherwise noted therein.  No Seller is making any representation or warranty in this Section 4.02(f) with respect to Permits required under any Environmental Law, which Permits are instead addressed in Section 4.02(i).

(g) Legal Proceedings.  Except as set forth in Schedule 4.02(g), there is no material action, suit, claim or proceeding pending or, to Sellers’ Knowledge, threatened against the Company, its properties and assets or any of its officers.  The Company is not subject to any material judgment, order, writ, injunction, or decree of any Governmental Authority.  No Seller is making any representation or warranty in this Section 4.02(g) with respect to legal proceedings in connection with any Environmental Law, which legal proceedings are instead addressed in Section 4.02(i).

(h) Compliance with Applicable Law.  Except as set forth on Schedule 4.02(h), to Sellers’ Knowledge, no uncured material violation of any Applicable Law by the Company exists.  Except as set forth on Schedule 4.02(h), since the Acquisition Date, to Sellers’ Knowledge the Company has not received written, or to the Sellers’ Actual Knowledge oral, notice from any Governmental Authority of any material violation of Applicable Law with respect to the Project.  No Seller is making any representations or warranties in this Section 4.02(h) with respect to any Applicable Law relating to environmental matters or Taxes, as such matters are addressed in Sections 4.02(i) and (j), respectively.

(i) Environmental Matters.  Except as set forth on Schedule 4.02(i):

(i) Since the Acquisition Date, to Sellers’ Knowledge, the Company has complied in all material respects with and is in compliance in all material respects with all Environmental Laws, and since the Acquisition Date, to Sellers’ Knowledge the Company has not received or been served with written notice, or to Sellers’ Actual Knowledge oral notice, of any material Environmental Claims, actions, proceedings, investigations, or liabilities and, since the Acquisition Date to Sellers’ Actual Knowledge, no Environmental Claims, actions, proceedings or investigations are threatened against the Company under any Environmental Laws that would result in material liability;

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(ii) Since the Acquisition Date to Sellers’ Actual Knowledge, there has not been a Release of any Hazardous Substance at or from the Project or the Site or caused by the Company at a location other than the Site and relating to the Company’s operations of the Project or at the Site, that would result in material liability of the Company under any Environmental Laws or in a material Environmental Claim;

(iii) Since the Acquisition Date to Sellers’ Actual Knowledge, the Company has not treated, stored, disposed of, or arranged for the disposal of Hazardous Substances, or owned or operated any property or facility contaminated by any Hazardous Substance, so as would give rise to any material liability for:  response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any Environmental Laws;

(iv) The Company has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to, any liability relating to, and is not the successor to any liability of any other Person relating to, Environmental Laws which would result in a Material Adverse Effect; and

(v) Schedule 4.02(i)(v) specifies each material Company Environmental Permit, and to Sellers’ Actual Knowledge such Company Environmental Permits are in full force and effect, except for such Company Environmental Permits the absence or invalidity of which would not result in a Material Adverse Effect.  The Company has all of the Environmental Permits that are required for the ownership, operation, use and maintenance of the Project, the Site or any other Company Assets, including the Company Contracts, the absence or invalidity of which would result in a Material Adverse Effect.  To Sellers’ Actual Knowledge the Company is in compliance in all material respects with each Company Environmental Permit applicable to it, and since the Acquisition Date, to Sellers’ Knowledge the Company has not received any written, or to Sellers’ Actual Knowledge, oral, notification from any Governmental Authority that (i) it is in material violation of any Company Environmental Permit or (ii) except in the case of a Company Environmental Permit expiring solely due to the passage of time, threatens to terminate, cancel, revoke or modify in a materially adverse manner any Company Environmental Permit.  True and complete copies of all Company Environmental Permits listed on Schedule 4.02(i)(v) have been delivered or made available to the Purchaser except as otherwise noted therein.

(j) Tax Matters.  Except as set forth on Schedule 4.02(j):

(i) all Tax Returns required to be filed by or with respect to the Company for Tax periods ending on or prior to the Closing Date (i) have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed and (ii) are or will be true and correct in all material respects insofar as they relate to the Company and its business and operations, and all

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Taxes reported on such Tax Returns due on or prior to the Closing Date have been or will be timely paid (other than those Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP);

(ii) no claim has ever been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(iii) there are no material audits, disputes, claims, assessments, levies or administrative proceedings pending or threatened against the Company relating to Taxes;

(iv) all Taxes due with respect to any completed and settled Tax audit, examination or deficiency proceeding with any Tax authority for which the Company might otherwise be liable have been paid in full;

(v) there are no outstanding waivers of any statute of limitations relating to the assessment or collection of any Tax of the Company, and no power of attorney granted by the Company with respect to any Tax matter is currently in effect;

(vi) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(vii) the Company has not requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority;

(viii) neither the Company nor any Seller has ever filed an election to classify the Company as a corporation for federal income tax purposes or for any state income tax purposes;

(ix) since its formation, the Company has not incurred any liability for Taxes other than in the ordinary course of business;

(x) no Liens (other than Permitted Liens) for Taxes exist with respect to any of the Company Assets or any of the Transferred Interests; and

(xi) the Company has not indemnified, assumed, or otherwise succeeded to the Tax liability of any other Person, pursuant to which it would have any material obligation to make a payment after the Closing, except as expressly provided in any Company Contract.

This Section 4.02(j) constitutes all of the Sellers’ representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(k) Employee Matters.  The Company has no, and since the Acquisition Date, to Sellers’ Knowledge, has had no, employees.  The Company has no, and at no time since the Acquisition Date, to Sellers’ Knowledge, has had, any liability for any Employee Benefit Plan.  The Company has no liability, whether actual or contingent, under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or otherwise, with respect to any Employee Benefit Plan maintained or contributed to (or previously maintained or contributed to) by an Affiliate of the Company or by an entity that, with the Company, is part of a controlled group of corporations or entities or a group of trades or businesses under common control within the meaning of Section 414 of the Code or Section 4001 of ERISA.

(l) Subsidiaries and Assets.  The Company owns or holds, directly or indirectly, no equity or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

(m) Certain Regulatory Matters.  Except as set forth on Schedule 4.02(m), (i) the Company is an EWG, and (ii) the Company is authorized by the FERC under the FPA to sell energy and capacity at market-based rates and to sell ancillary services as specified in its tariff as set forth in Schedule 4.02(f).

(n) Owned Real Property.  Schedule 4.02(n) lists all real property and interests in real property owned by the Company in fee title, by easement grant or otherwise (the “Owned Real Property”).  Except as set forth in Schedule 4.02(n), the Company has good, valid and marketable fee simple title to its Owned Real Property, free and clear of all Liens other than Permitted Liens.  The Owned Real Property constitutes all of the real estate necessary to own, operate, use and maintain the Project and there are no other easements, fee property, real property leases, licenses, or other interests owned or held by or for the benefit of the Company.

(o) Insurance.  Schedule 4.02(o) discloses a complete and correct list of all current policies of insurance maintained by such Seller or the Company that provide coverage relating to the business of the Company.  Except as set forth on Schedule 4.02(o), since the Acquisition Date, (i) to Sellers’ Knowledge the Company has not, except in the ordinary course of renewal, received any written, or to the Sellers’ Actual Knowledge, oral, notice from the insurer under any such insurance policy required to be listed on Schedule 4.02(o) disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, and such Seller has received no such notice, (ii) there is no claim, suit or other matter currently pending in respect of which the Company or such Seller has received such a notice, (iii) all premiums due and payable for such insurance policies have been paid in the ordinary course of business and (iv) there are no claims pending under any such policies.  All insurance policies held by or for the benefit of Company are identified in Schedule 4.02(o).

(p) Intellectual Property.  Except as set forth on  Schedule 4.02(p), since the Acquisition Date, to Sellers’ Knowledge the Company has not received any written, or to the Sellers’ Actual Knowledge oral, notice of any material infringement, impairment, dilution,

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

misappropriation or other unauthorized use by the Company of patents, copyrights, trademarks or similar intellectual property rights of any third parties.  The Company owns or has the valid right to use pursuant to license, sublicense, agreement or permission, in each case free and clear of all Liens other than Permitted Liens, any and all material Intellectual Property necessary for the Company to own, operate, use and maintain the Project and the other Company Assets and to otherwise conduct its business as conducted on this date.  All material Intellectual Property owned, used, or licensed by or for the benefit of the Company is identified in Schedule 4.02(p).

(q) Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of such Seller, threatened against the Company.

(r) Title; Personal Property.

(i) Except as disclosed on Schedule 4.02(r)(i), the Company owns, and has good, valid and marketable title (subject to Permitted Liens) to the Company Assets constituting personal property, free and clear of all Liens other than Permitted Liens.

(ii) Except as described in Schedule 4.02(r)(ii), the Company Assets constituting the Equipment are in good working order and repair, subject only to ordinary wear and tear, in each case as of the date of this Agreement and as of immediately prior to the Closing.

(iii) Except as described in Schedule 4.02(r)(iii), the Company Assets constitute all assets necessary, in all material respects, for Purchaser to own, operate, use and maintain the Project and the other Company Assets and to otherwise conduct the Company’s business as presently conducted, in each case as of the date of this Agreement and as of immediately prior to the Closing.

(s) Absence of Certain Changes.  Since December 31, 2011, (i) there has not been any adverse change in the business, operations, or financial position of the Company that could reasonably be expected to have a Material Adverse Effect and (ii) the Company has conducted its business in the ordinary course.

(t) Bank Accounts; Powers of Attorney.  Schedule 4.02(t) contains an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which the Company maintains accounts of any nature or safe deposit boxes.  Except as set forth on Schedule 4.01(t), the Company has not granted any powers of attorney to any Person.

(u) Financial Statements; No Undisclosed Liabilities.

(i) Schedule 4.02(u)(i) sets forth the unaudited balance sheet of the Company as of June 30, 2012 and the related unaudited statements of operations and cash

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

flows for the six (6) month period then ended (the “Interim Financial Statements”) and the audited balance sheets of the Company as of December 31 as of each of 2010 and 2011 (together with the Interim Financial Statements, the “Financial Statements”), fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied except as otherwise noted therein, subject to any adjustments that may result from an audit thereon that have not been and will not be material in amount, and in the case of the Interim Financial Statements subject to normal and recurring year-end adjustments that have not been and will not be material in amount.  True and correct copies of the Financial Statements delivered to either Seller by the Company have been made available to Purchaser.

(ii) Except as disclosed in Schedule 4.02(u)(ii), or included in the Financial Statements, the Company has no Liabilities, contingent or otherwise, other than Liabilities which would not be required under GAAP to be disclosed in the Financial Statements.

(v) Books and Records.  To Sellers’ Knowledge, the Records of the Company are (i) accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years and (ii) state in reasonable detail and accurately and fairly reflect the activities, transactions and dispositions of the respective assets of the Company in all material respects.

(w) Financial Hedges.  Except as set forth on Schedule 4.02(w), Company has no financial hedges, futures contracts, options contracts, or other similar derivative transactions.

(x) Environmental Attributes.  To Sellers’ Knowledge, as of the date of this Agreement, all material Environmental Attributes included in the Company Assets are (i) owned by the Company, (ii) not the subject of any inquiry or investigation by any Governmental Authority, and (iii) not subject to any Liens other than Permitted Liens.  To Sellers’ Knowledge, as of the date of this Agreement, Schedule 4.02(x) lists all material Environmental Attributes owned or held by or for the benefit of the Company or that otherwise relate to the Project or any of the other Company Assets.

(y) Utilities.  To Sellers’ Knowledge, all material utility services necessary for operation of the Project as it is operated by the Company are currently available at the Project upon commercially reasonable terms.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 5.01 Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to each Seller as follows:

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a) Organization and Good Standing.  Purchaser is a corporation validly existing and in active status under the laws of the State of Wisconsin.

(b) Qualification.  Purchaser has the requisite corporate power and authority to carry on its business as now being conducted.  Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned or leased and operated by it or the nature of its business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on Purchaser’s ability to enter into this Agreement or consummate the transactions contemplated herein.

(c) Authority.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser.

(d) Enforceability.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(e) No Violation or Breach.  Except as set forth on Schedule 5.01(e), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by Purchaser will (with or without notice or lapse of time) (i) result in a material violation or material breach of any provision of the Organizational Documents of Purchaser or (ii) violate in any material respect any Applicable Law binding on or applicable to Purchaser, in each case of the foregoing clauses (i) or (ii), that would have a material adverse effect on Purchaser’s ability to enter into this Agreement or consummate the transactions contemplated herein.

(f) Consents.  No material consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Purchaser or in connection with the consummation by Purchaser of the transactions contemplated hereby except for the Purchaser Regulatory Approvals, (ii) the consents, filings, and notices set forth on Schedule 5.01(f) and (iii) those that are applicable as a result of the specific legal or regulatory status of the Company (including the Seller Regulatory Approvals and the FERC Approval).

(g) Legal Proceedings.  There is no legal action pending or, to the Knowledge of Purchaser, threatened against Purchaser that, if adversely determined would have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to enter into this Agreement or consummate the transactions contemplated herein.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(h) Brokers.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which either Seller could become liable or obligated.

(i) Available Funds and Credit Commitment.  Purchaser (i) has and will have at Closing sufficient funds available to it to pay the Termination Amount and the Purchase Price and to consummate the other transactions contemplated by this Agreement to be consummated by Purchaser, and (ii) is not required, and will not be required, to consummate any debt or equity financing in order to be able to consummate the Closing, in each case irrespective of the Wisconsin PSC Approval.

(j) No Public Offering.  Purchaser is an experienced and knowledgeable investor in the U.S. power generation, power sales, and development business.  Prior to entering into this Agreement, Purchaser was advised by its counsel, accountants, financial advisors, technical engineering experts and such other Persons it has deemed appropriate concerning this Agreement.  Purchaser hereby acknowledges that the Transferred Interests are not registered under the Securities Act, or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom.  Purchaser is an “accredited investor”, as such term is defined in Regulation D of the Securities Act, and will acquire the Transferred Interests to be purchased by it for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.  Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Transferred Interests to be purchased by it and has the ability to bear the economic risk of this investment for an indefinite period of time.

(k) Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser.

(l) Compliance with Law.  Purchaser is not in violation of any Applicable Law, except for violations that would not, in the aggregate, materially impair Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.  Purchaser’s funds are derived from legitimate business activities.  Purchaser is in compliance with any and all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56, and is not a Person with whom any other party is prohibited from engaging in this transaction due to any United States government embargoes, sanctions, or terrorism or money laundering laws, including, without limitation, due to having ownership in or control over any Person being (i) subject to United States government embargoes or sanctions, (ii) in violation of terrorism or money laundering laws, or (iii) listed on a published United States government list (e.g., Specially Designated National and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(m) Inspection.  Purchaser acknowledges that prior to its execution of this Agreement:

(i) Purchaser has been afforded access to and opportunity to inspect the Due Diligence Materials and Purchaser has conducted an independent investigation and verification of the current condition and affairs of the Company and the Project to the extent Purchaser deems necessary or advisable in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby; and

(ii) in deciding to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied and is relying solely upon its independent investigation and verification and those representations and warranties of the Sellers that are expressly contained in this Agreement as well as upon its own knowledge, inspections, investigation and analysis (as well as those of its Representatives), in order to satisfy itself as to the condition and suitability of the Transferred Interests, the Project, the Company Assets and the Owned Real Property and the business, assets, liabilities, operations or condition (financial or otherwise) of the Company and the transactions contemplated herein.

ARTICLE VI

ACCESS AND CONFIDENTIALITY

SECTION 6.01 Access to Information.  Nothing in this Agreement shall be construed to permit Purchaser or its Representatives to have access to any files, records, contracts or documents of the Company relating to the transactions contemplated hereby.  This Section 6.01 shall not restrict or limit in any manner Purchaser’s access and information rights under Section 8.02.

SECTION 6.02  Confidential Information.  (a)  Non-Disclosure. For purposes of this Agreement, any information concerning the Parties hereto, the Company, or the Project, and which is disclosed to another Party pursuant to this Agreement shall be considered “Confidential Information” of the disclosing Party. The Parties acknowledge that this Agreement itself constitutes the Confidential Information of all of the Parties.  Each Party agrees that it will treat the Confidential Information of the other Parties with the same degree of care with which it treats its own Confidential Information, but in no event with less than a reasonable standard of care.  Each Party agrees that it will disclose the Confidential Information of a disclosing Party only to its and its Affiliates’ respective members, shareholders, partners, directors, officers, employees and attorneys who have a need-to-know such information, and who have been informed of the proprietary and confidential nature thereof, and who are under an obligation of confidentiality with respect thereto or have agreed to be bound by confidentiality provisions at least as restrictive as those contained in this Section 6.02.  Each Party further agrees that it will not in any way, either directly or indirectly, disclose, publish, communicate, disseminate or transfer any such Confidential Information of another Party to any third party without the prior written

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

consent in each instance of the disclosing Party (not to be unreasonably withheld) provided, that Purchaser may disclose Confidential Information of a disclosing Party to any consultants or actual or potential investors (including any ratings agencies) in connection with providing financing of the Facility or any of its assets, the purchase of the Company, or of the operation of the Facility or any part thereof; and, provided that Sellers may disclose Confidential Information to the parties to the Credit Facility to the extent necessary to obtain the Lender Consent; provided, in each case, that such persons agree to be bound by confidentiality provisions at least as restrictive as those contained in this Section 6.02.  Furthermore, each Party agrees that it will use the Confidential Information of any other Party solely for the purpose of carrying out this Agreement, and not to the detriment of the disclosing Party or any of its Affiliates.  Each Party shall immediately notify the disclosing Party of any unauthorized disclosure or use hereunder, and shall use all reasonable efforts necessary to prevent further disclosure. Notwithstanding the foregoing, Confidential Information of any other Party shall not include any information that: (a) was furnished by such Party prior this Agreement without restrictions; (b) was in the public domain without fault or knowledge of the receiving Party prior to such disclosure; (c) is received by either Party from a third party without restriction or breach of any duty of confidentiality and without breach of this Agreement; or (d) is independently developed by the receiving Party without reliance on the Confidential Information of the disclosing Party. Notwithstanding and without limiting the generality of this Section 6.02(a), this Section 6.02(a) is subject to Section 6.02(b) and a receiving Party may disclose Confidential Information of a disclosing Party to the extent permitted under Section 6.02(b).  Sellers acknowledge and agree that from and after the Closing, any Confidential Information relating to the Company or the Project (other than this Agreement and the terms hereof) shall be Confidential Information of Purchaser and Company and not the Sellers or any of their Affiliates.

(b)           Notwithstanding the provisions of Section 6.02(a) the Parties acknowledge that a receiving Party may be legally compelled to disclose Confidential Information (or portions thereof):  (i) pursuant to a valid subpoena or other court process; (ii) at the express direction (including for these purposes, as required by any statutes, rules or regulations of) any properly authorized Governmental Authority or (iii) as necessary to obtain the approval of any Governmental Authority to perform its obligations under this Agreement.  If a receiving Party in the opinion of legal counsel becomes legally compelled pursuant to this Section 6.02(b) to disclose any Confidential Information of a disclosing Party as described in the preceding sentence, the receiving Party will provide the disclosing Party with prompt written notice thereof, including receiving Party’s determination thereof and the nature, scope and contents of such legally compelled disclosure of such Confidential Information (to the extent legally permissible), so that the disclosing Party (A) may at the disclosing Party’s expense discuss and consult with the receiving Party and its legal counsel regarding such legal compulsion or requirement and the extent of the required disclosure and (B) may seek a protective order or other appropriate remedy to prevent or limit the disclosure arising from such legal compulsion or requirement.  If, notwithstanding any efforts pursuant to the preceding sentence, the receiving Party is nonetheless, in the opinion of legal counsel, legally compelled to disclose the Confidential Information to any tribunal or Governmental Authority, the receiving Party will

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

disclose only that portion of the Confidential Information that the receiving Party is legally compelled to disclose, and the receiving Party will use its commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including by cooperating with the disclosing Party and its counsel with respect to the disclosing Party’s efforts to obtain a protective order (or other legal remedy) or other reliable assurance that confidential treatment will be accorded any such Confidential Information.

(c)           Notwithstanding the provisions of Sections 6.02(a) and 6.02(b), the Parties acknowledge that each of the Parties or their respective Affiliates may be subject to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated under the Securities Act of 1933 or the Securities Exchange Act of 1934 or other rules or regulations of any stock exchange upon which the securities of such Party or its Affiliates are listed (“Public Disclosure Rules”) that will compel such Party to disclose Confidential Information).  In addition, a receiving Party may be compelled to submit Confidential Information to a Governmental Authority in order to obtain approvals relating to the transactions contemplated by this Agreement, including the Wisconsin PSC Approval, approval of the Conversion and recovery in rates of the receiving Party’s costs associated with this Agreement, ownership and operation of the Project, and the Conversion.  A Party required to disclose Confidential Information pursuant to this Section 6.02(c) is referred to herein as the “Public Disclosure Party.”  In the event of such legal compulsion arising in the opinion of such Party’s legal counsel, the Public Disclosure Party shall promptly inform the other Parties of its determination thereof and the nature, scope and contents of such legally compelled disclosure of such Confidential Information.  Prior to and after its submission of documents with any Governmental Authority or stock exchange pursuant to applicable Public Disclosure Rules or other disclosure rules or requirements, the Public Disclosure Party will use its commercially reasonable efforts to preserve the confidentiality of such Confidential Information, including (A) providing to the other Parties drafts of any disclosure document to be filed with the SEC or such stock exchange or other Governmental Authority, (B) consulting with the other Parties with respect to the contents thereof and the manner of filing or submission thereof (including to the extent available, seeking confidential or non-public treatment of such Confidential Information) and (C) cooperating with the other Parties and their legal counsel with regard to such other Parties’ attempts to obtain a protective order (or other legal remedy) to limit the disclosure of such Confidential Information to the extent permitted under the Public Disclosure Rules.

(d)           Each Party shall promptly return to a disclosing Party, or verify the destruction of all items containing or constituting Confidential Information of such disclosing Party, together with all copies, extracts or summaries thereof, upon the termination of this Agreement; provided, that each Party may retain one (1) copy of this Agreement in its legal archives for record purposes; provided further, that the provisions of this Section 6.02 shall continue to apply thereto.

(e)           Each Party hereby acknowledges that any violation of this Section 6.02 will cause a disclosing Party immediate and irreparable harm that monetary damages cannot adequately

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

remedy, and each Party agrees that, upon any actual, impending or threatened breach or violation of this Section 6.02, the disclosing Party shall be entitled to seek injunctive relief (without bond or proof of damages) and such receiving Party agrees not plead in defense thereto that there would be an adequate remedy at law.

(f)           The provisions of this Section 6.02 shall survive for a period of three (3) years after the expiration or earlier termination of this Agreement.

(g)           Nothing in this Section 6.02 or otherwise in this Agreement is intended to supersede or alter any obligations of any Party under any other confidentiality or non-disclosure agreement between or among one or more Parties and any Person that is not a Party.

SECTION 6.03 No Other Contact.  Purchaser, its Affiliates and its Representatives shall not contact or correspond with any customer, supplier, contractor, vendor, employee or other Person associated with the Company, the Project, the Company Assets, any Seller or any of their respective Affiliates, without the prior written consent of each of the Sellers; provided, however that so long as Purchaser is in compliance with its obligations under Section 8.02(a), such contact or correspondence shall be permitted by Purchaser (x) as a counterparty to any Contract with Company or with respect to the Project, including the Existing Tolling Agreement or the New Tolling Agreement; (y) so long as such contacts have been coordinated in all material respects with the Sellers, in connection with the consummation of the transactions contemplated by this Agreement; or (z) so long as such contacts and correspondence have been coordinated in all material respects with the Sellers; provided further that, nothing in this Section 6.03 shall prohibit Purchaser, its Affiliates or its Representatives from contacting any such customer, supplier, contractor, vendor, employee or other Person in connection with the operation of the business of Purchaser, its Affiliates or its Representatives in the ordinary course of Purchaser’s business as Purchaser’s business is conducted without regard to the transactions contemplated by this Agreement.

ARTICLE VII

TAX MATTERS

SECTION 7.01 Transfer Taxes.  [CONFIDENTIAL TREATMENT REQUESTED] responsible for the payment of all Transfer Taxes resulting from the transactions contemplated by this Agreement.  Purchaser shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes, and [CONFIDENTIAL TREATMENT REQUESTED] shall pay when due [CONFIDENTIAL TREATMENT REQUESTED] such Transfer Taxes in accordance herewith; provided, however, that to the extent required by Applicable Law, each Seller will join in the execution of any such Tax Returns or other documents relating to such Taxes.  Purchaser shall provide the Sellers with copies of each such Tax Return or other document at least thirty (30) days prior to the date on which such Tax Return or other document is required to be filed.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECTION 7.02 Closing Tax Certificate.  On the Closing Date, each Seller shall deliver to Purchaser certificates (in the form attached hereto as Exhibit 7.02) signed under penalties of perjury pursuant to Treasury Regulations Section 1.1445-2(b)(2).

SECTION 7.03 Other Tax Matters.

(a) Apportionment of Taxes.

(i) Sellers shall be responsible for all Taxes imposed on the Company for any Pre-Closing Period or Pre-Closing Portion in excess of the Liability for Taxes reflected in the calculation of Closing Date Net Working Capital.  Sellers shall be responsible for all Taxes (other than Taxes imposed on the Company) that are due or become due with respect to the assets and properties of the Company for any Pre-Closing Period or Pre-Closing Portion.

(ii) Except as provided in Section 7.03(a)(i), Purchaser shall be responsible for all Taxes imposed on the Company or that are due or become due with respect to the assets and properties of the Company.

(iii) Taxes for any Straddle Period shall be allocated as follows: (x) for real or personal property Taxes, the amount of such Taxes allocable to the Pre-Closing Portion shall be equal to the amount of such property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Portion and the denominator of which is the number of days in the Straddle Period; and (y)  for all other Taxes, the amount of such Taxes allocable to the Pre-Closing Portion shall be determined based on an actual closing of the books used to calculate such Taxes as if a taxable period ended as of the close of business on the Closing Date (with exemptions, allowances or deductions that are calculated on an annual basis including depreciation and amortization deductions, being allocated to the Pre-Closing Portion based upon the number of days in the Pre-Closing Portion relative to the number of days in such Straddle Period).

(iv) Each Party shall cooperate in assuring that Taxes that are the responsibility of Sellers pursuant to this Section 7.03(a) are paid by Sellers, and that Taxes that are the responsibility of the Purchaser pursuant to this Section 7.03(a) are paid by the Purchaser.

(v) Any refunds or credits of Taxes of the Company relating to the period prior to the Closing Date (plus any interest received with respect thereto and including, without limitation, refunds or credits arising from amended returns filed on or after the Closing Date), shall be for the account of the Sellers (and shall be shared equally, as between the Sellers) and, if received or utilized by Purchaser or its Affiliates, shall (after reduction by the amount of any Tax imposed on Purchaser or the Company as a result of the receipt of the refund or credit) be paid to the Sellers within ten (10) days after receipt

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

by Purchaser or such Affiliate; provided, however, that if any of such refunds or credits are reflected in the calculation of Closing Date Net Working Capital, such refunds or credits will be for the account of the Company.

(b) Tax Returns.

(i) Sellers shall prepare and file all Tax Returns required to be filed by the Company for any Pre-Closing Period.  Purchaser and the Company shall provide Sellers with such information and cooperation as Sellers shall reasonably request in order to prepare and file any such Tax Returns.  No such Tax Returns shall be amended without the prior written consent of Sellers.

(ii) Purchaser shall prepare and file all Tax Returns required to be filed by the Company for any taxable period ending after the Closing Date.  Any such Tax Return for a Straddle Period shall be prepared on a basis consistent with past practices unless otherwise required by Applicable Law.  Not later than sixty (60) days prior to the filing of a Tax Return of the Company for a Straddle Period, Purchaser shall deliver a copy of such Tax Return to Sellers for their review and comment.  Sellers shall provide to Purchaser any comments Sellers may have with respect to any such Tax Return within twenty (20) days of receiving such Tax Return.  Sellers and Purchaser shall attempt to mutually resolve any disputes regarding any such Tax Returns within five (5) days of Purchaser receiving Sellers’ comments, provided that if any such dispute cannot be resolved within such time period, the dispute shall be submitted to the Independent Accounting Firm for resolution (in which case the provisions set forth in Section 3.02 with respect to resolution of disputed items by the Independent Accounting Firm shall apply) and the determination rendered by an Independent Accounting Firm mutually agreed to Purchaser and Sellers shall be final and binding on the Parties for all purposes and such Tax Return shall be filed in a manner that is consistent with such determination.  Not later than thirty (30) days after filing any Tax Return of the Company for a Straddle Period, Purchaser shall deliver a copy of such Tax Return as filed to Sellers.

(iii) Sellers and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates and Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the other is required to file under this Section 7.03 and in resolving any disputes between the Parties with respect to such Tax Returns.

(iv) Purchaser shall notify Sellers in writing upon receipt by Purchaser, the Company, or any of Purchaser’s Affiliates of a notice of any pending or threatened United States federal, state or local Tax audits or assessments which may materially affect the Tax Liabilities for which either Seller is liable pursuant to Section 7.03(a); provided, that failure to comply with this provision shall not affect either Seller’s

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

obligation with respect to such Tax Liabilities except to the extent such failure materially impairs such Seller’s ability to contest any such Tax Liabilities.

(v) Subject to Section 7.03(b)(vi), each Seller shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating solely to Tax Liabilities for which such Seller is liable pursuant to Section 7.03(a) and which relate to Pre-Closing Periods, and to employ counsel of such Seller’s choice at such Seller’s expense; provided, however, that such Seller shall have no right to represent the Company’s interests in any Tax audit or administrative or court proceeding unless such Seller shall have first notified Purchaser in writing (i) of such Seller’s intention to do so and (ii) that such Seller agrees with Purchaser that, as between Purchaser and such Seller, such Seller shall be liable for any Taxes and Losses relating to Taxes that result from such audit or proceeding; provided, further, that Purchaser and its Representatives shall be permitted, at Purchaser’s expense, to be present at, and participate in, any such audit or proceeding.  Notwithstanding the foregoing, without the prior written consent of Purchaser, which consent may not be unreasonably withheld, delayed or conditioned, neither of the Sellers nor any Affiliate of either Seller shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could materially adversely affect the liability for Taxes for which Purchaser is responsible under Section 7.03(a).

(vi) Sellers and Purchaser shall jointly control any Tax audit or administrative or court proceeding relating to Tax Liabilities for a Straddle Period, with any disputes as to the conduct of such audit or administrative or court proceeding being resolved in the manner set forth as follows.  The objecting Party shall notify the other Party in writing of the area or areas of disagreement.  If the Parties are unable to resolve their dispute within twenty (20) days, the matter shall be referred to a certified accountant or tax attorney (“Tax Advisor”) selected by both Parties.  The decision of the Tax Advisor shall be binding on all Parties.  The Tax Advisor’s fees shall be shared equally between Sellers, on the one hand, and Purchaser on the other hand.  No Party or its Affiliates shall take a position on any Tax Return, or in any Tax audit or administrative or court, that is in any manner inconsistent with such determination, without the prior written consent of the other Party.  Purchaser shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to Tax Liabilities other than any proceeding for a Straddle Period and any proceeding in respect of which either Seller has the representation right pursuant to Section 7.03(b)(v) and to employ counsel of Purchaser’s choice at Purchaser’s expense.

(vii) Nothing herein shall be construed to impose on Purchaser or either Seller any obligation to defend the Company in any Tax audit or administrative or court proceeding.

(viii) Sellers and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates and Representatives reasonably to cooperate, in connection with any

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that is reasonably relevant to any such Tax audit, or administrative or court proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each Seller and Purchaser each agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by a Party, any extensions thereof).

ARTICLE VIII

COVENANTS OF SELLERS AND PURCHASER

SECTION 8.01 Conduct of Business.  Subject to the constraints and limitations of Applicable Law, except (i) as disclosed on Schedule 8.01, (ii) as otherwise contemplated by this Agreement, (iii) for commercially reasonable actions taken in response to an emergency situation (provided that Sellers promptly notify Purchaser of any such emergency situation and such actions taken in response thereto), or (iv) as otherwise consented to or approved in writing by Purchaser (which consent or approval shall not be unreasonably withheld, delayed or conditioned), each Seller covenants and agrees that between the date hereof and the Closing Date, such Seller shall, and shall exercise its voting, authorization or approval rights under the Organizational Documents of the Company to, cause the Company to operate and maintain the Project in accordance with Prudent Industry Practice and otherwise in the ordinary course of business, to pay and discharge all of its liabilities and obligations when due and otherwise in the ordinary course of business, and to:

(a) not make any material change in the conduct of its business;

(b) not enter into, extend, modify, amend in any material respect, terminate or renew any Organizational Document, or waive, release or assign any material rights, claims, liabilities or obligations therein;

(c) not enter into any Company Contract, or except in the ordinary course of business and in accordance with  Prudent Industry Practice, not assign, terminate, extend, modify or amend in any material respect, or give any material waiver or consent with respect to any Company Contract or Company Permit;

(d) not make or change any material Tax election or adopt or change any material accounting method in respect of Taxes;

(e) preserve substantially intact its business organization and goodwill, to perform in all material respects the contracts to which it is a party, including the paying of bills

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

as they become due in the ordinary course of business, and to maintain its relationships with its customers, regulators and suppliers;

(f) use commercially reasonable efforts to maintain in full force and effect all existing Company Permits pursuant to which it operates and to obtain timely any additional Company Permits or renewals thereof to the extent material to ongoing operations of the Company;

(g) not pay, discharge, settle or satisfy any claims, liabilities or obligations prior to the same being due in excess of One Hundred Thousand United States Dollars (US$100,000) in the aggregate, other than in the ordinary course of business (it being recognized and agreed, for the avoidance of doubt, that Section 8.01, including this Section 8.01(g), shall not (i) limit the ability of the Sellers to pay dividends or make distributions to their partners or members, to the extent such dividends or distributions are permitted pursuant to the Credit Facility or (ii) limit the ability of the Company to take any action that is prudent or necessary in connection with litigation, including settlement of litigation on prudent terms, provided, however, that the Sellers may not settle any litigation that would result in a material change in the conduct of the business of the Company or the Project, except with Purchaser’s written consent, which consent shall not be unreasonably conditioned, delayed or withheld);

(h) maintain insurance on commercially reasonable terms that provide insurance with respect to the Company;

(i) not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of business or operations;

(j) not open or establish any new accounts with financial institutions except as required pursuant to the Credit Facility;

(k) not transfer or convey the Transferred Interests, other than to an Affiliate, split, combine or reclassify the Transferred Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Transferred Interests;

(l) not issue, grant, deliver or sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, the Transferred Interests, options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, the Transferred Interests or any other equity interest in the Company;

(m) not acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or other business organization or division thereof, or except in the ordinary course of business

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

and in accordance with Prudent Industry Practice otherwise acquire or agree to acquire any assets in any material amount;

(n) except in the ordinary course of business, not sell, lease, license or otherwise dispose of any of its material Company Assets;

(o) not incur any material Indebtedness or guaranty any such Indebtedness or issue or sell any debt securities of the Company or guaranty any debt securities of others;

(p) not hire any employees, adopt any Employee Benefit Plans, incur any liability for any Employee Benefit Plan which would result in liability to Purchaser, or grant any severance or termination pay to any manager or officer;

(q) not enter into any joint venture;

(r) not make any loans or, except in the ordinary course of business, advances to any Person;

(s) not create, incur, assume, or suffer to exist any Lien (other than Permitted Liens) upon the Company Assets;

(t) not make any material change in the level of inventories maintained by Company, other than in the ordinary course of business;

(u) not change, in any material respect, the Company’s accounting methods or practices, credit practices, collection policies, or investment, financial reporting, or the manner in which the books and records of the Company are maintained, or, except in the ordinary course of business and in accordance with  Prudent Industry Practice,  inventory practices or policies;

(v) not sell, lease or otherwise dispose of Environmental Attributes;

(w) not enter into any power sales agreement relating to the Project having a term that extends beyond the Closing Date except the New Tolling Agreement;

(x) except as required by Prudent Industry Practice, not modify the Project, or any component thereof, including either combustion turbine, in any way; and

(y) not enter into any Contract, or otherwise commit, to do anything prohibited by this Section 8.01.

SECTION 8.02 Efforts to Close; Financial Statements; Transition Matters.

(a)           Efforts to Close.  Subject to the terms and conditions herein, each of the Parties shall use commercially reasonable efforts to consummate and make effective the transactions contemplated hereby, and each of the Parties shall use commercially reasonable efforts to jointly

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

consult and cooperate with the other Parties to consummate and make effective the transactions contemplated hereby, as soon as reasonably practicable, including the satisfaction of all conditions thereto set forth herein; provided, however, that this shall in no way impair the Parties’ respective termination rights under Section 13.01.  The Sellers and Purchaser shall jointly consult and cooperate prior to all appearances, presentations, briefs and proposals made or submitted by or on behalf of either Seller or Purchaser before any regulatory authority in connection with the approval of this Agreement and the transactions contemplated hereby and the Sellers and Purchaser will consult and fully cooperate with each other, and consider in good faith the views of the other, in connection with any such appearance, presentation, brief or proposal; provided, that nothing will prevent a Party from responding to a subpoena or other legal process as required by law or submitting factual information in response to a request therefor.  The Sellers and Purchaser will provide the other with copies of all written communications from Governmental Authorities relating to the approval or disapproval of this Agreement and the transactions contemplated hereby, including any Seller Regulatory Approval or Purchaser Regulatory Approval, as applicable.  Sellers shall use commercially reasonable efforts to cooperate with Purchaser in its efforts to obtain the estoppel certificates attached as Exhibit 8.02(a).  For the avoidance of doubt, in no event shall such cooperation require either Seller to make any payment to the signatories of such estoppel certificates.

(b)           Financial Information.  Following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Sellers shall provide Purchaser, as and if available to Sellers, copies of (i) quarterly financial statements for the Company within sixty (60) days of the end of such applicable period and (ii) annual financial statements for the Company within ninety (90) days of the end of such applicable period, in each case subject to any

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confidentiality restrictions applicable thereto or hereunder.  Each Seller shall provide to Buyer a certificate in substantially the form attached hereto as Exhibit 8.02(b)(i), in the case of Fox OP and GE Parent, or Exhibit 8.02(b)(ii), in the case of Fox River and Tyr Parent, executed by an authorized representative of GE Parent and Tyr Parent, as applicable, and as of each of the following dates:  (a) simultaneously with the execution and delivery of this Agreement, certifying the financial condition of GE Parent and Tyr Parent, respectively, as of such date, (b) if the Closing has not occurred by such date, within 120 days after December 31, 2012, certifying the financial condition of GE Parent and Tyr Parent, respectively, as of December 31, 2012 (including audited 2012 financials of Tyr Parent if available as of such date), (c) if the Closing has not occurred as of such date, within 45 days of June 30, 2013, certifying the financial condition of GE Parent and Tyr Parent, respectively, as of June 30, 2013, (d) if the Closing has not occurred by such date and the audited 2012 financial statements of Tyr Parent are not delivered pursuant to clause (b) of this sentence, within 10 days after such audited financials become available but no later than June 30, 2013, certifying the financial condition of Tyr Parent as of December 31, 2012, and (e) on the Closing Date, certifying the financial condition of GE Parent and Tyr Parent, respectively, as of such date.

(c)           Transition Matters.  Without limiting the generality of Sections 8.02(a) and 8.02(b), following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Sellers shall use commercially reasonable efforts to cooperate with Purchaser and its Representatives in its development of Purchaser’s operational transition plan with regard to the Company and the Company Assets (including the Project) and implementation thereof from and after the Closing Date.  Such commercially reasonable efforts of Sellers shall consist solely of (i) causing the Company to provide access to and right to inspect the Project and the Owned Real Property as Purchaser may reasonably request, (ii) furnishing, and causing the Company to furnish access to such Representatives of Sellers and the Company as Purchaser may reasonably request and (iii) furnishing, and causing the Company to furnish, such financial and operating data and information with respect to the Company as Purchaser may reasonably request, in each case of clauses (i) through (iii) solely to the extent reasonably related to Purchaser’s development of its operational transition plan and implementation thereof from and after the Closing Date; provided, however, that any such investigation shall be subject to any applicable confidentiality restrictions thereto or hereunder, and shall be conducted during ordinary business hours upon reasonable advance notice to Sellers, under supervision of Sellers’ or the Company’s personnel and in a manner so as not to interfere with the normal operations of the Company, including compliance with safety and OSHA rules and other rules of conduct imposed by the Company, its Affiliates or the operator of the Project, and Purchaser shall have no right hereunder to perform invasive or subsurface investigation of the Owned Real Property.  Notwithstanding the foregoing or anything to the contrary in this Agreement, none of Sellers or the Company (or any of their respective Representatives) shall be required to disclose any information or provide such access to Purchaser if such disclosure or access would, in the Sellers’ sole discretion, (A) be repetitive or duplicative of information and access previously provided, (B) involve disclosure of bids, letters of intent, expressions of interest or other proposals received from third parties with respect to the Transferred Interests or the Project, or

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the output of the Project, in connection with the transactions contemplated by this Agreement or otherwise, or of analyses or other information relating to such communications, (C) cause significant competitive harm to Sellers, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated, (D) jeopardize any attorney-client or other privilege or (E) contravene any Applicable Law, any fiduciary duty or any agreement binding on Sellers or the Company entered into prior to the date of this Agreement.  Without regard to Article XII, Purchaser shall indemnify, defend, reimburse and hold harmless each of Sellers and their Representatives from and against any and all Losses incurred or sustained by, or imposed upon or against, any of them relating to, resulting from or arising out of the access provided to Purchaser or its Representatives pursuant to this Section 8.02(c), including any penalties or other Losses as a result of non-compliance of safety rules and other applicable rules of conduct by Purchaser or its Representatives.  All requests for access and information by Purchaser pursuant to this Section 8.02(c) shall be submitted or directed exclusively to PurEnergy, LLC (attention:  Tom Murphy) or to such other entities or individuals as Sellers may designate in writing from time to time.  The Parties understand and agree that the access and information to be requested by Purchaser pursuant this Section 8.02(c) after the date of this Agreement shall be limited but will increase in frequency and in detail from and after the date that is 60 days prior to the anticipated Closing Date.  For the avoidance of doubt, neither Purchaser’s development or implementation of its operational transition plan shall be a condition to Closing.

SECTION 8.03 Public Announcements.  Without giving at least five (5) Business Days’ prior notice and obtaining the prior written approval of each Seller (in the case of a release or statement by Purchaser) or Purchaser and the other Seller (in the case of a release or statement by a Seller), no Party will issue, or permit any agent or Affiliate of such Party or the Company  to issue any press releases or otherwise make, or cause any agent or Affiliate of such Party or the Company to make, any public statements with respect to this Agreement and the transactions contemplated hereby or using the name of either Seller or any Affiliate of either Seller (whether in connection with this transaction or otherwise), except when such release or statement is deemed in good faith by the releasing Party to be required by Applicable Law or any Governmental Authority (including the PSCW), required to obtain an approval by any Governmental Authority associated with this Agreement, the Project, or the Conversion or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed.  Specifically and without limiting the generality of the foregoing, each Seller and Purchaser shall, to the maximum extent permitted by the relevant Applicable Law, the relevant Governmental Authority (including the PSCW) or the relevant rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed, redact from documents or otherwise protect the confidentiality of all matters that constitute Confidential Information (including specifically the financial terms of this Agreement and the CSA Management Agreement) when participating in the proceedings and activities contemplated by Section 8.06.   In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to Purchaser (in the case of a release or statement by either Seller) or the

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Sellers (in the case of a release or statement by Purchaser) and incorporate any reasonable changes which are suggested by such Party or Parties prior to releasing or making the statement.

SECTION 8.04 Supplement to Schedules

(a)   Each Seller shall have the right prior to the Closing to supplement or amend and deliver updates to the Disclosure Schedules with respect to any matter which would have been required to be set forth on or described in such Disclosure Schedules (a “Disclosure Schedule Update”), whether on account of any notice from Purchaser or under any other circumstance, but only to the extent that such matter first arose or occurred, or relates to events, facts or circumstances that first arose or occurred, after the date of the Agreement, and each Seller shall provide Purchaser with any such Disclosure Schedule Update as promptly as reasonably practicable, but in no event later than twenty (20) Business Days after Sellers’ Actual Knowledge of the nature and extent of an event, fact or circumstance sufficient to require a Disclosure Schedule Update.  Purchaser shall obtain a title insurance commitment for the title insurance policy described in Section 9.02(f) and a survey satisfying the requirements of Section 9.02(g) no later than ninety (90) days after the date of this Agreement and promptly provide Sellers with copies of such title commitment and survey.  Purchaser shall advise Sellers if there are any items on such title commitment or survey to which Purchaser objects no later than one hundred twenty (120) days after the date of this Agreement.  Purchaser shall obtain the Phase I report required by Section 9.02(i) no later than sixty (60) days after the date of this Agreement and promptly provide Sellers with copies of all drafts of such Phase I report obtained pursuant to Section 9.02(i) and the final report.  Purchaser shall advise Sellers if there are any items on such Phase I report to which Purchaser objects no later than ninety (90) days after the date of this Agreement.  Seller shall have the right to update Schedule 4.02(n) based on the results of such title commitment and survey and Purchaser’s objections to any items in such title commitment and survey (including any items that come within the proviso of clause (f) of the definition of “Permitted Liens”) and Schedule 4.02(i) based on the results of such Phase I report and Purchaser’s objections to any items in such Phase I report.  Any Disclosure Schedule Update shall not be deemed to be an acknowledgment or representation that such Disclosure Schedule Update is material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  In no event shall any Disclosure Schedule Update after the date of this Agreement be deemed to cure any inaccuracy or breach of any representation or warranty by either Seller in this Agreement as of the date of this Agreement.

(b) If (i) Purchaser has the right to terminate the Agreement pursuant to Section 13.01(c) as a result of the breach of the representation and warranty to which the Disclosure Schedule Update relates, so long as such breach is not the result of fraud or intentional misconduct by the Sellers, and (ii) Purchaser does not exercise such right within twenty (20) Business Days of delivery of the Disclosure Schedule Update or the expiration of the cure period under Section 13.01(c), whichever is later, then, and only then, such Disclosure Schedule Update will be deemed to have amended the appropriate Schedule or Schedules as of the date of this Agreement, to have qualified the representations and warranties as of the date of

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this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter, and Purchaser shall not have any right to indemnity for such claims under this Agreement; provided, however, that with regard to any Disclosure Schedule Update that results in the breach of the representation and warranty to which such Disclosure Schedule Update relates and gives rise to Purchaser’s right to terminate this Agreement pursuant to Section 13.01(c), the Parties may, in each of the Parties’ sole discretion, enter into such amendment or supplement to this Agreement as may be necessary or desirable to address such event or condition relating to such Disclosure Schedule Update for the purposes of consummating the transactions contemplated herein on the Closing Date.  Any Disclosure Schedule Updates for which the foregoing conditions are not satisfied shall not qualify the representations and warranties, or cure any misrepresentation or breach of warranty hereunder for the purposes of Article IX, Article XII, or Section 13.01.

(c) Notwithstanding anything in this Section 8.04 to the contrary, in no event shall any Disclosure Schedule Update from either Seller be deemed to have amended any of the Excluded Update Schedules, to have qualified the representations and warranties relating to any of the Excluded Update Schedule as of the date of this Agreement, or to have cured any misrepresentation or breach of warranty relating to any of the Excluded Update Schedules that otherwise might have existed hereunder by reason of the existence of such matter.  The term “Excluded Update Schedules” means Schedules 1.01(b), 1.01(c) (solely with respect to an increase in the amount of any item of Seller Credit Support or the addition of any new Seller Credit Support), 1.01(e), 1.01(f), 1.01(g), 1.01(h), 4.01(f) (solely with respect to clause (i) of Section 4.01(f)), 4.02(c), 4.02(d) (solely with respect to clause (i) of Section 4.02(d)), 4.02(u)(i), 8.01 or 8.09.

(d) Purchaser shall be permitted to update Schedule 5.01(e), except with respect to clause (i) of Section 5.01(e), and Schedule 5.01(f) in the same manner as Sellers are permitted to update their schedules under Section 8.04(a).  In the event that Purchaser updates such schedules, Sellers shall have the rights and obligations of Purchaser, mutatis mutandis, under Section 8.04(b) with respect to such updates, and Purchaser shall have the rights and obligations of Sellers, mutatis mutandis, under Section 8.04(b) with respect to such updates.

SECTION 8.05 Further Assurances.  The Sellers and Purchaser each agree that from time to time after the Closing Date and at the prior written request of the other Parties, they will execute and deliver such further instruments, and take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

SECTION 8.06 Regulatory and Other Authorizations and Consents.

(a) Filings.  Each Party shall use all commercially reasonable efforts to obtain (and each of the Parties shall use commercially reasonable efforts to consult and cooperate with the other Parties so that such Parties can obtain) all authorizations, consents, orders and approvals of, give all notices to and make all filings with, all Governmental Authorities (including those pertaining to the Purchaser Regulatory Approvals and the Seller Regulatory

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Approvals (including, without limitation, the FERC Approval, the Wisconsin PSC Approval, the Permits and the expiration of or termination of all applicable waiting periods under the HSR Act (as described in Section 9.02(d)), if applicable)) and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and will cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings.  To the extent required by either of the FERC under the FPA, the HSR Act, or the Wisconsin PSC Approval, each Party shall (i) file or cause to be filed, as promptly as practicable, with the FERC, Federal Trade Commission, the United States Department of Justice, or the PSCW, as applicable, all reports and other documents required to be filed by such Party concerning the transactions contemplated hereby, and it is in the intention of each Party to make all initial filings in respect of the Wisconsin PSC Approval not later than 10 Business Days after the date of this Agreement, and (ii) promptly comply with or cause to be complied with any requests by either the FERC, Federal Trade Commission, the United States Department of Justice, or the PSCW, as applicable, for additional information concerning such transactions.  Each of the Parties shall have the right, to the extent permitted by law, to review and approve (such approval not to be unreasonably withheld) in advance all information relating to the transactions contemplated hereby and such Party which appear in any application, notice, petition or filing made by or on behalf of the other Parties in connection with the transactions contemplated hereby, and each Party agrees and acknowledges that, in connection with this Section 8.06(a), time is of the essence.

(b) Additional Undertakings of the Parties.  Without limiting the generality of the undertakings pursuant to Section 8.06(a), Purchaser shall use commercially reasonable efforts (i) to eliminate any concerns on the part of any Governmental Authority regarding the legality under any Applicable Law of Purchaser’s acquisition of the Transferred Interests, and (ii) if an injunction or order has been issued in a judicial or administrative proceeding that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay such consummation, to take such commercially reasonable efforts as such Party determines to be appropriate under the circumstances to attempt to vacate, modify or suspend such injunction or order so as to permit the transactions contemplated hereby to be consummated on a time schedule as close as possible to that contemplated by this Agreement; provided, however, that Purchaser shall have no obligation to provide any consideration to any Governmental Authority or other third-party, to sell or dispose of any assets or lines of business, or to agree to the terms of any agreement or consent decree that is materially adverse to the interests of the Sellers and the Purchaser.

(c) Third Party Consents.  Each Seller will use its commercially reasonable efforts to obtain, and Purchaser will use its commercially reasonable efforts to assist each Seller in obtaining, any consents of third parties and Governmental Authorities necessary or advisable in connection with the transactions contemplated by this Agreement; provided, however, that neither Purchaser nor any Seller shall have any obligation to pay any consideration to any Governmental Authority or other third-party to obtain any such consents.  In addition, each Seller shall keep Purchaser reasonably apprised of its efforts to obtain necessary consents and

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

waivers from third parties and the responses of such third parties to such Seller’s request to provide such consents and waivers.  Without limiting the generality of the forgoing, within five (5) Business Days after the date hereof, Sellers will submit to the Administrative Agent (as such term is defined in the Credit Agreement) a written request for the Lender Consent.  Until Sellers have obtained the Lender Consent, no provision of this Agreement will be effective to the extent that such provision would constitute a breach of the Credit Agreement or Loan Documents (as defined in the Credit Agreement).  Without limiting the generality of this Section 8.06(c) or of Section 8.06(a), Sellers will not influence any Affiliate of either Seller to refuse to approve the Lender Consent.

(d) Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.  Purchaser shall be obligated to pay any and all costs of any audit of the Company as may be required to enable Purchaser to complete and file any filing by Purchaser or an Affiliate of Purchaser with any Governmental Authority (other than any audit of the Company as Sellers have historically obtained in the ordinary course of the business, including the annual audited financial statements of Company).  All filing fees incurred in connection with any filing made pursuant to the HSR Act shall be paid [CONFIDENTIAL TREATMENT REQUESTED].

SECTION 8.07 Seller Credit Support.  Purchaser shall cause all guaranties, letters of credit, documents and instruments constituting the Seller Credit Support to be terminated effective as of the Closing, and shall cause all original documents comprising the Seller Credit Support to the returned to the Sellers on the Closing Date.

    SECTION 8.08 No Negotiation.  Without limiting the generality of each Seller’s obligations under this Agreement, beginning on the date of this Agreement, and continuing until first anniversary of the date of the Agreement, each Seller shall not, and shall cause its Affiliates and Representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any confidential information or data to any Person with respect to, have any discussions with any Person (except with Purchaser) or enter into any letter of intent or similar document or any agreement or commitment relating to, an Acquisition Proposal and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing.  If either Seller or any Affiliate or Representatives of either Seller receives any Acquisition Proposal between the date of this Agreement and prior to the first anniversary of the date of this Agreement, Sellers will immediately suspend any discussions with such offeror or Person with regard to such Acquisition Proposal and notify Purchaser thereof.

SECTION 8.09 Indebtedness and Liens; Intercompany Obligations  On or prior to the Closing Date, Sellers shall cause (a) all Indebtedness (including the Indebtedness owing under the Credit Facility), (b) all Liens (other than Permitted Liens) on the Project or any of the

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Company Assets and (c) all Liens (except for any restrictions on sales of securities under applicable securities law) on the Transferred Interests to be paid, settled, discharged, cancelled and/or released to the reasonable satisfaction of the Purchaser.  At or prior to the Closing, Sellers shall cause all intercompany account obligations (including Indebtedness) involving either Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, to be settled, at the election of such Seller, by either causing such accounts and obligations to be (i) paid and discharged, including by netting of payables and receivables involving the same parties, or (ii) with respect to payables by the Company, cancelled without such Seller (or its Affiliate) or the Company paying any consideration therefor or the Company incurring any additional liability to any Person, in each case to the reasonable satisfaction of the Purchaser.  In addition, except as otherwise authorized by the Purchaser prior to the Closing Date, Sellers shall cause all intercompany Contracts between either Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, (other than those Contracts set forth on Schedule 8.09), and all financial hedges, futures contracts, options contracts, or other similar derivative transactions, to be terminated without further liability to the Company, to the reasonable satisfaction of the Purchaser.

SECTION 8.10 Employee Matters.  From and after the date hereof through the Closing Date, Sellers shall use commercially reasonable efforts to cause O&M Provider to provide such assistance as Purchaser may reasonably request under the O&M Agreement with respect to training Purchaser’s, or any of its Affiliate’s, employees and to enter into such discussions as Purchaser may reasonably request with respect to offering employment to certain of those employees of O&M Provider that provide the services under the O&M Agreement.

SECTION 8.11 Risk of Loss.

(a) From the date hereof through the Closing Date, all risk of loss or damage to the Project or any other Company Assets shall be borne by Sellers (other than any loss or damage caused by the acts or negligence of Purchaser or any of its Representatives, which loss or damage shall be the responsibility of Purchaser).

(b) If before the Closing Date all or any portion of the Project or any other Company Assets are taken by eminent domain or are the subject of a pending or (to the Knowledge of Sellers) contemplated taking which has not been consummated, Sellers shall notify Purchaser promptly in writing of such fact.  If such taking would have a Material Adverse Effect, Purchaser and Sellers shall negotiate in good faith to settle the Losses resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement.  If no such settlement is reached within sixty (60) days after Sellers notified Purchaser of such taking, then Purchaser or Sellers may terminate this Agreement by written notice thereof to the other Party.

(c) If before the Closing Date all or any material portion of the Project or any other Company Assets are damaged or destroyed by fire or other casualty, Sellers shall notify

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Purchaser promptly in writing of such fact.  If such damage or destruction would have a Material Adverse Effect and Sellers have not notified Purchaser of its intention to cure such damage or destruction to the reasonable satisfaction of Purchaser within fifteen (15) Business Days after its occurrence, Purchaser and Sellers shall negotiate in good faith to settle the Losses resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Sellers notified Purchaser of such casualty, then Purchaser or Sellers may terminate this Agreement by written notice thereof to the other Party.

SECTION 8.12 Insurance Policies.  The Sellers shall cause the insurance policies set forth on Schedule 4.02(o) or any replacement insurance policies to terminate upon consummation of the Closing.

SECTION 8.13 Environmental Attributes.  To the extent that any Environmental Attributes are in any manner created, generated, designated, calculated, or assigned to either Seller or any of its Affiliates based upon the operation of the Company Assets prior to the Closing Date, such Seller, on behalf of itself and such Affiliates, acknowledges that such Environmental Attributes [CONFIDENTIAL TREATMENT REQUESTED].  [CONFIDENTIAL TREATMENT REQUESTED] applicable Affiliates to, take all measures necessary to [CONFIDENTIAL TREATMENT REQUESTED], including but not limited to [CONFIDENTIAL TREATMENT REQUESTED] that are [CONFIDENTIAL TREATMENT REQUESTED] system prior to Closing.

SECTION 8.14 Other Matters.

(a) If Company receives a [CONFIDENTIAL TREATMENT REQUESTED] (as defined in the form of CSA Management Agreement attached hereto as Exhibit 1.01E) from General Electric International, Inc. (“GEII”) prior to the Closing, then Sellers will cause Company to provide to Buyer a copy of such [CONFIDENTIAL TREATMENT REQUESTED] within seven (7) days after Company’s receipt of such [CONFIDENTIAL TREATMENT REQUESTED], but only to the extent that Company is not prohibited pursuant to any applicable confidentiality restrictions.

(b) If the Company receives a [CONFIDENTIAL TREATMENT REQUESTED] (as defined in the form of CSA Management Agreement attached hereto as Exhibit 1.01E) from GEII prior to the Closing, then Sellers will cause Company to provide to Buyer a copy of such [CONFIDENTIAL TREATMENT REQUESTED] within seven (7) days after Company’s receipt of such [CONFIDENTIAL TREATMENT REQUESTED], but only to the extent that Company is not prohibited pursuant to any applicable confidentiality restrictions.

(c) Prior to the Closing or termination of this Agreement in accordance with Article XIII, Sellers shall not, and shall cause their respective Affiliates (including the Company) not to, enter into any [CONFIDENTIAL TREATMENT REQUESTED] (as defined in the form

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

of CSA Management Agreement attached hereto as Exhibit 1.01E) or otherwise agree to [CONFIDENTIAL TREATMENT REQUESTED].

(d) Notwithstanding the provisions of this Section 8.14 or any other provision of this Agreement, Sellers shall not permit Company to agree to any [CONFIDENTIAL TREATMENT REQUESTED] Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; provided that if within ten (10) Business Days following written notice from Sellers of any [CONFIDENTIAL TREATMENT REQUESTED] Agreement, Purchaser fails to notify Sellers in writing of Purchaser’s acceptance or rejection of such [CONFIDENTIAL TREATMENT REQUESTED], Purchaser shall be deemed to have accepted such [CONFIDENTIAL TREATMENT REQUESTED].

ARTICLE IX

CLOSING CONDITIONS; CLOSING DATE COVENANT

SECTION 9.01 Seller Closing Conditions.  The obligation of the Sellers to proceed with the Closing contemplated hereby is subject, at the option of the Sellers, to the satisfaction or waiver by the Sellers, in their sole discretion, on or prior to the Closing Date of all of the following conditions:

(a) Representations, Warranties and Covenants.  (i) The representations and warranties of Purchaser contained in Article V (A) that are qualified as to materiality, Material Adverse Effect or similar phrases shall be true and correct in all respects, and (B) that are not so qualified shall be true and correct in all material respects, in each case, as stated as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of the date of this Agreement and the Closing Date, except for representations and warranties made as of a specified date or for a specified period which need only be true and correct as of such date or for such period, and (ii) the covenants and agreements applicable to Purchaser to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement.

(b) Closing Documents.  On or prior to the Closing Date, Purchaser shall have delivered all agreements, instruments and documents required to be delivered by Purchaser under Section 10.03.

(c) No Action.  On the Closing Date, no Action shall be pending or threatened before any Governmental Authority of competent jurisdiction seeking to (i) enjoin or restrain the consummation of the Closing (other than any such Action initiated by a Seller or any of its Affiliates) or (ii) recover substantial damages from a Seller resulting from the consummation of the Closing.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d) Approvals.  Each Seller shall have (i) obtained or made each of the Seller Regulatory Approvals and (ii) obtained all consents, made all filings and provided all notices set forth on Schedule 4.01(g) relating to the Company.  Sellers shall have received from Purchaser copies of each of the waivers, consents, approvals, authorizations and permits described in Schedule 5.01(f), which shall be in form and substance reasonably satisfactory to Sellers.  All applicable waiting periods under the HSR Act shall have expired or been terminated without rendering by any Governmental Authority of a Request for Further Information and Documentary Materials pursuant to Section 7(e) of the HSR Act.  Purchaser (x) shall have obtained or made each of the Purchaser Regulatory Approvals and (y) shall have obtained the FERC Approval.  Each of the Purchaser Regulatory Approvals, the Seller Regulatory Approvals and the FERC Approval shall have been obtained on terms and conditions that are not materially adverse to the interests of either of the Sellers in relation to the transactions contemplated by this Agreement.

(e) Termination Amount and Purchase Price.  Purchaser shall have delivered the Termination Amount in immediately available funds by wire transfer to the accounts referred to Section 2.01, and shall have delivered the Closing Purchase Price in immediately available funds by wire transfer to the accounts referred to in Section 3.01.

(f) Closing Deliverables.  Sellers shall have received those items to be delivered by Purchaser pursuant to Section 10.02.

SECTION 9.02 Purchaser’s Closing Conditions.  The obligation of Purchaser to proceed with the Closing contemplated hereby is subject, at the option of Purchaser, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a) Representations, Warranties and Covenants.  (i) The representations and warranties of each Seller contained in Article IV (A) that are qualified as to materiality, Material Adverse Effect or similar phrases shall be true and correct in all respects, and (B) that are not so qualified be true and correct in all material respects, in each case, as stated as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of the date of this Agreement and the Closing Date, except for representations and warranties made as of a specified date or for a specified period which need only be true and correct as of such date or for such period, and (ii) the covenants and agreements applicable to each Seller to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement.

(b) Closing Documents.  On or prior to the Closing Date, each Seller shall have delivered all agreements, instruments and documents required to be delivered by such Seller pursuant to Section 10.02.

(c) No Action.  On the Closing Date, no Action initiated by Purchaser shall be pending or threatened before any Governmental Authority of competent jurisdiction seeking to (i) enjoin or restrain the consummation of the Closing (other than any such Action by Purchaser

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

or any of its Affiliates) or (ii) recover substantial damages from Purchaser resulting from the consummation of the Closing.

(d) Approvals.  Purchaser shall have (i) obtained or made each of the Purchaser Regulatory Approvals and (ii) obtained all consents, made all filings and provided all notices set forth on Schedule 5.01(f).  Purchaser shall have received from Seller copies of each of the waivers, consents, approvals, authorizations and permits described in Schedule 4.01(g), which shall be in form and substance reasonably satisfactory to Purchaser.  All applicable waiting periods under the HSR Act shall have expired or been terminated without rendering by any Governmental Authority of a Request for Further Information and Documentary Materials pursuant to Section 7(e) of the HSR Act.  Each Seller (x) shall have obtained or made each of the Seller Regulatory Approvals and (y) shall have obtained the FERC Approval.  Each of the Purchaser Regulatory Approvals, the Seller Regulatory Approvals and the FERC Approval shall have been obtained on terms and conditions that are not materially adverse to the interests of Purchaser in relation to the transactions contemplated by this Agreement and each such Approval shall be a Final Order.  Notwithstanding the provisions of this Section 9.02(d), the Parties have agreed that there is no financing contingency in favor of Purchaser under this Agreement.

(e) Financial Condition of Guarantors.  The financial conditions of GE Parent and Tyr Parent shall satisfy the requirements set forth in the certificates attached hereto as Exhibits 8.02(b)(i) and 8.02(b)(ii).

(f) Title Insurance.  At Closing, Purchaser shall have received a standard extended coverage ALTA Form 2006 owner’s policy of title insurance, issued by Chicago Title Insurance Company, naming Company as the insured, in an amount reasonably required by Purchaser, insuring good and marketable title to the Owned Real Property (expressly including all easements and other appurtenances thereto and with all standard exceptions deleted, other than those requiring an affidavit or other instrument signed by Sellers or Company in order to delete), including such endorsements as shall be reasonably required by Purchaser, and subject only to Permitted Liens and, provided that Purchaser has complied with the requirements of Section 8.04(a), such exceptions as shall be reasonably acceptable to Purchaser.  Purchaser shall be responsible for the cost of the title insurance commitment Purchaser obtained prior to the date of this Agreement, any updates, and the title insurance policy issued at Closing.  The foregoing notwithstanding, this Section 9.02(f) shall not require Sellers or the Company to complete, execute or deliver (and, for the avoidance of doubt, Sellers shall not cause or permit the Company to complete, execute or deliver) to Chicago Title Insurance Company any indemnities, affidavits or instruments (including any gap, construction liens and possession, non-imputation, or similar indemnities, affidavits or instruments).

(g) Surveys.  Purchaser shall have received a survey of the Owned Real Property prepared in accordance with ALTA/CAMS 2011 standards (including all “Table A” items except contours), including detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting the Owned Real Property and such other matters as may be reasonably requested by Purchaser or Chicago Title Insurance Company,

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

containing a surveyor certificate reasonably acceptable to Purchaser and the Chicago Title Insurance Company, prepared by a registered land surveyor reasonably satisfactory to Purchaser, and, provided that Purchaser has complied with the requirements of Section 8.04(a), any matters disclosed by such survey other than Permitted Liens shall be subject to Purchaser’s approval in Purchaser’s reasonable discretion.  Prior to Closing, if required by Chicago Title Insurance Company in order to issue the title insurance policy at Closing, such survey shall be updated, and any material new matters disclosed by such updated survey shall be subject to Purchaser’s approval in Purchaser’s reasonable discretion provided that Purchaser has complied with the requirements of Section 8.04(a).  Purchaser shall be responsible for the costs of such survey (and any required update thereto).

(h) No Material Adverse Effect.  No Material Adverse Effect shall have occurred and be continuing.

(i) Phase I.  Purchaser shall have received a Phase I environmental assessment performed in substantial accordance with ASTM E 1527-05 with respect to the Site; and provided that Purchaser has complied with the requirements of Section 8.04(a), any matters disclosed by such Phase I environmental assessment shall be subject to Purchaser’s approval in Purchaser’s reasonable discretion.

(j) Closing Deliverables.  Purchaser shall have received those items to be delivered by Sellers pursuant to Section 10.02.

(k) Outages.  No outage of the Facility shall have occurred and be continuing.

(l) Disclosure Schedule Updates.  Purchaser’s twenty (20) Business Day review period provided for in Section 8.04(a) for all Disclosure Schedule Updates shall have expired and Purchaser shall have elected not to terminate this Agreement.

(m) Notice of Closing Date.  The Sellers shall have given Purchaser a written notice of the Closing Date, not less than three (3) Business Days prior to the Closing Date (the “Closing Notice”).

ARTICLE X

CLOSING

SECTION 10.01 Closing.  The Closing shall be held on the third (3rd) Business Day after the conditions in Sections 9.01 and 9.02 are either satisfied or waived by the Party or Parties entitled to waive such conditions (other than those conditions that by their nature are to be satisfied at the Closing, and subject to satisfaction or due waiver of such conditions), or such other date as may be mutually agreed to by each Seller and Purchaser, at 10:00 a.m., local time, at the offices of Foley & Lardner LLP, 321 North Clark Street, Suite 2800, Chicago, IL 60654-

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5313 or at such other times or places as the Sellers and Purchaser may otherwise agree in writing.

SECTION 10.02 Seller Closing Obligations.  At the Closing, the Sellers shall deliver, or cause to be delivered, to Purchaser the following:

(a) a counterpart, executed by Fox OP, of an Assignment of Membership Interests, evidencing the assignment and transfer to Purchaser of the Transferred Interests owned by Fox OP, together with any membership interest certificates representing such Transferred Interests, together with an endorsement executed by Fox OP evidencing the sale, assignment and transfer of the Transferred Interests from Fox OP to Purchaser;

(b) a counterpart, executed by Fox River, of an Assignment of Membership Interests, evidencing the assignment and transfer to Purchaser of the Transferred Interests owned by Fox River, together with any membership interest certificates representing such Transferred Interests, together with an endorsement executed by Fox River evidencing the sale, assignment and transfer of the Transferred Interests from Fox River to Purchaser;

(c) a certificate of each Seller, dated as of the Closing Date, signed by an authorized person of such Seller, certifying that the conditions set forth in Section 9.02(a) have been fulfilled;

(d) the CSA Management Agreement, signed by the GE Parent, in the case of Fox OP, and signed by the Tyr Parent, in the case of Fox River;

(e) (A) a certificate of active status of the Company certified as of a recent date by the Wisconsin Department of Financial Institutions, (B) a good standing certificate of Fox OP certified as of a recent date by its respective Secretary of State or equivalent state regulatory authority, (C) ) a good standing certificate of general partner of Fox OP certified as of a recent date by its respective Secretary of State or equivalent state regulatory authority, (D) a good standing certificate of Fox River certified as of a recent date by its respective Secretary of State or equivalent state regulatory authority, in the case of Fox River, (E) a copy of certificate of formation of the Company certified as of a recent date by the Wisconsin Department of Financial Institutions and (E) a copy of the Organizational Documents of the Company certified as of the Closing Date by an authorized person of the Company;

(f) the GE Parent Financial Condition Letter Agreement, duly executed by GE Parent;

(g) the Tyr Parent Financial Condition Letter Agreement, duly executed by Tyr Parent;

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(h) all Records of the Company and all Company Contracts and Company Permits (with such delivery obligation deemed satisfied if such Records, Company Contracts or Company Permits are located at the Project site at the time of Closing);

(i) copies of all consents and approvals required to be obtained, made or delivered by either Seller in connection with the transactions contemplated by this Agreement;

(j) a certificate of the Secretary of the general partner of Fox OP, dated as of the Closing Date, setting forth and attesting to: (i) the unanimous resolutions of the limited partners and general partner of Fox OP authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (ii) a true and complete copy of the limited partnership agreement of Fox OP; and (iii) the incumbency and signature of the officers of the general partner of Fox OP executing this Agreement;

(k) a certificate of the Secretary of Fox River, dated as of the Closing Date, setting forth and attesting to: (i) the unanimous resolutions of the members and managers of Fox River authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (ii) a true and complete copy of the operating agreement of Fox River; and (iii) the incumbency and signature of the officers of Fox River executing this Agreement;

(l) resignations, in form and substance acceptable to the Purchaser, of the manager(s) and officers of the Company;

(m) the Seller Guaranties; and

(n) any other documents, third party consents or instruments reasonably required by Purchaser to consummate the transactions contemplated hereunder and consistent with the terms of this Agreement.

SECTION 10.03 Purchaser’s Closing Obligations.  At the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers (or, in the case of the delivery described in clause (a) below, to the Company) the following:

(a) the Termination Amount in immediately available funds by wire transfer to the accounts referred to in Section 2.01;

(b) the Closing Purchase Price in immediately available funds by wire transfer to the accounts referred to in Section 3.01;

(c) a certificate of Purchaser, dated the Closing Date, signed by an officer of Purchaser, certifying that the conditions set forth in Section 9.01(a) have been fulfilled;

(d) the CSA Management Agreement, signed by the Purchaser;

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(e) an Assignment and Conveyance, with respect to the transfer of the Transferred Interests owned by Fox OP, duly executed by the Purchaser;

(f) the GE Parent Financial Condition Letter Agreement, duly executed by Purchaser;

(g) the Tyr Parent Financial Condition Letter Agreement, duly executed by Purchaser;

(h) an Assignment and Conveyance, with respect to the transfer of the Transferred Interests owned by Fox River, duly executed by the Purchaser;

(i) (A) a certificate of active status of Purchaser certified as of a recent date by the Wisconsin Department of Financial Institutions, (B) a copy of certificate of incorporation of Purchaser certified as of a recent date by its respective Secretary of State or equivalent state regulatory authority and (C) a copy of the Organizational Documents of Purchaser certified as of the Closing Date by an authorized person of Purchaser; and

(j) Any other documents reasonably required by Sellers or either of them to consummate the transactions contemplated hereunder and consistent with the terms if this Agreement.

ARTICLE XI

LIMITATIONS

SECTION 11.01 Limitation of Warranties.  PURCHASER AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT, EACH SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO (i) THE VALUE, CONDITION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR SUITABILITY OF ANY OF THE PROJECT, THE ASSETS, PROPERTIES, RIGHTS OR CLAIMS OF ANY SELLER, THE COMPANY OR ITS BUSINESS AND (ii) THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT (INCLUDING THE RECORDS, DUE DILIGENCE MATERIALS, CONFIDENTIAL INFORMATION MEMORANDUM, OR MANAGEMENT PRESENTATIONS MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES), ANY DESCRIPTION OF THE COMPANY, THE PROJECT, THE SITE AND OTHER ASSETS OF THE COMPANY, THE REAL PROPERTY, REVENUE, NATURAL RESOURCE, METEOROLOGICAL, GEOGRAPHIC, REGULATORY, ELECTRIC INTERCONNECTION, ELECTRIC TRANSMISSION, PRICE AND EXPENSE ASSUMPTIONS, ELECTRICITY DEMAND FORECASTS, FUTURE

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

BUSINESS PERFORMANCE, OR PROJECTIONS OF THE COMPANY OR ANY OTHER INFORMATION FURNISHED TO PURCHASER BY OR FOR EITHER SELLER OR ANY AFFILIATE OR REPRESENTATIVE OF ANY SELLER); AND EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO EACH OF THE FOREGOING.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01 Indemnification by the Sellers.  From and after the Closing, subject to the other terms and limitations set forth in this Agreement, each Seller shall indemnify, defend, reimburse and hold harmless Purchaser, its Affiliates (other than the Company) and their respective directors, officers, partners and employees (each such Person, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) on a several and not a joint basis, from and against any and all Losses actually incurred by any Purchaser Indemnified Party, subject to the limitations set forth under Section 12.03, as a result of, in connection with, relating to or arising out of any (a) inaccuracy or breach by such Seller of such Seller’s representations and warranties made in this Agreement, or (b) for a breach of the covenants or obligations of such Seller under this Agreement.

SECTION 12.02 Indemnification by Purchaser.  From and after the Closing, subject to the other terms and limitations set forth in this Agreement, Purchaser shall indemnify, defend, reimburse and hold harmless each Seller, its Affiliates and their respective directors, officers, partners and employees (each such Person, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any and all Losses actually incurred by any Seller Indemnified Party as a result of, in connection with, relating to or arising out of any (a) inaccuracy or breach of Purchaser’s representations or warranties made in this Agreement, or (b) for any breach of the covenants or obligations of Purchaser under this Agreement.

SECTION 12.03 Limitations on Indemnity.

(a) Threshold.  None of the Purchaser Indemnified Parties shall be entitled to assert any right to indemnification under Section 12.01(a) or Section 12.10, and none of the Seller Indemnified Parties shall be entitled to assert any right to indemnification under Section 12.02(a), until the aggregate amount of all Losses actually incurred by the applicable Indemnified Parties exceeds One Million Five Hundred Thousand US Dollars (US$1,500,000), and then only to the extent the aggregate amount of all Losses actually incurred by the applicable Indemnified Parties exceeds such amount.

(b) Maximum Liability.  Anything in this Agreement to the contrary notwithstanding, in no event shall (x) Sellers ever be required to indemnify the Purchaser Indemnified Parties for Losses pursuant to Section 12.01(a) and Section 12.10, or (y) Purchaser

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ever be required to indemnify the Seller Indemnified Parties for Losses pursuant to Section 12.02(a), in any amount exceeding, in the aggregate, $40,000,000 nor shall either Seller individually be required to indemnify the Purchaser Indemnified Parties in an amount exceeding $20,000,000.

(c) Adjustments for Indemnity Payments.  The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a)(1) or (2) of the Code.

(d) Exceptions.  The limitations set forth in Sections 12.03(a) and 12.03(b) shall not apply in instances of fraud or intentional misconduct on the part of either Seller or Purchaser, as applicable, or to any breach of the representations and warranties by Sellers set forth in Sections 4.01(a) (Organization), 4.01(c) (Authority), 4.01(d) (Enforceability), 4.01(e) (Transferred Interests), 4.01(h) (Brokers), 4.02(a) (Organization), 4.02(b) (Qualification), 4.02(c) (Capitalization), or 4.02(r)(i) (Title to Company Assets) (the “Specified Representations”), which instances or breaches shall instead be subject to the following limitation:  (i) in no event shall Sellers ever be required to indemnify the Purchaser Indemnified Parties (including pursuant to Section 12.01(a), 12.01(b) (other than with respect to Sellers’ respective obligations to convey the Transferred Interests pursuant to Section 2.01) or Section 12.10) for Losses in any amount exceeding, in the aggregate, the greater of (y) the Termination Amount plus the  Purchase Price minus the Credit Facility Payoff Amount or (z) $310,000,000, nor (ii) shall either Seller individually be required to indemnify the Purchaser Indemnified Parties in any amount exceeding 50% of the greater of the foregoing clauses (y) and (z).

(e) CSA Management Agreement.  None of the Purchaser Indemnified Parties shall be entitled to recover any Losses under this Agreement to the extent that recovery of such Losses is available by Purchaser under the CSA Management Agreement or Purchaser is required to pursue recovery from another Person under the CSA Management Agreement.

SECTION 12.04 Indemnity Procedures.

(a) Procedure for Third-Party Claims.

(i) Notice of Claim.  If a claim by a third party is made against a Seller Indemnified Party or a Purchaser Indemnified Party (any such indemnified party, an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article XII, such Indemnified Party shall promptly furnish written notice of such claim (in reasonable detail and including the factual basis for such claim and, to the extent known, the amount thereof) to the Party against whom indemnity is sought (such Party, in such capacity, the “Indemnifying Party”).  Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim.  The

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.

(ii) Conduct of Claim.  The Indemnifying Party shall have ten (10) days after receipt of such notice to elect to undertake, conduct and control (through counsel of its own choosing and at its own expense), and, in any event, shall have the right to participate (at its own expense) in the settlement or defense of such claim, and the Indemnified Party shall reasonably cooperate with it in connection therewith.  If the Indemnifying Party timely elects to undertake, conduct and control the settlement or defense of such claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (but the fees and expenses of such counsel shall be borne by such Indemnified Party).  So long as the Indemnifying Party, at the Indemnifying Party’s cost and expense, (i) has undertaken the defense of, and assumed full responsibility for all indemnified liabilities with respect to, such claim, (ii) is contesting such claim in good faith through appropriate proceedings and (iii) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim; provided, however, that, the Indemnified Party shall have the right to pay or settle any such claim if it has waived in writing any right to indemnity by the Indemnifying Party for such claim; and, provided, further, that, if within ten (10) days of such notice from the Indemnified Party, the Indemnifying Party does not notify the Indemnified Party that it elects (at the Indemnifying Party’s cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified liabilities with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a Lien against or attachment of the Indemnified Party’s property as contemplated above, the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to contest, settle or compromise such claim and the Indemnified Party shall not thereby waive any right to indemnity for such claim under this Agreement.

(iii) Limitations on Settlement.  No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any such claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed), provided, that, if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party will agree to any settlement, compromise or discharge of such claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such claim and releases the Indemnified Party and its Affiliates from liability in connection with such claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(x) that provides for injunctive or other non-monetary relief affecting the Indemnified Party or any of its Affiliates or (y) that, in the reasonable opinion of the Indemnified Party, would otherwise adversely affect the Indemnified Party.  Whether or not the Indemnifying Party shall have assumed the defense of such claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge (including the consent to entry of any judgment with respect to), any such claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(b) Procedure for Other Claims.  Any claim on account of Losses for which indemnification is provided under this Agreement, which does not involve a claim of a third party, will be asserted by written notice (setting forth in reasonable detail the facts or circumstances that allegedly give rise to such claim and, to the extent known, the amount thereof) given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought, which notice shall be given promptly after such Indemnified Party obtains actual knowledge of the existence of such claim.  The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.

(c) Subrogation.  In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person.  Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

SECTION 12.05 Survival and Time Limitation.  The terms and provisions of this Agreement shall survive the Closing of the transactions contemplated hereunder.  Notwithstanding the foregoing, after the Closing, any claim by any Purchaser Indemnified Party that either Seller is liable to such Purchaser Indemnified Party under the terms of this Agreement for breach of any representations or warranties of such Seller must be made in writing and given to such Seller (or not at all) on or prior to the date that is eighteen (18) months after the Closing Date, except that (a) any claims for breach of the Specified Representations shall survive the Closing indefinitely, (b) any claims for breach of the representations and warranties in Sections 4.02(j) (Taxes) and 4.02(k) (Employee Benefits) shall survive the Closing until the date that is ninety (90) days past the expiration of the applicable statute of limitations, and (c) there shall be no such time limitation or survival period for any fraud or intentional misconduct.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECTION 12.06 Further Indemnity Limitations.

(a) Insurance Proceeds.  The amount of any indemnifiable Losses shall be reduced to the extent of any (i) insurance proceeds actually received by such Indemnified Party with respect to such Loss less any self insurance retention amount, deductibles paid and any reasonably foreseeable increases in premiums, in each case relating to such Losses and (ii) any payment actually received by an Indemnified Party from a third party with respect to such Loss.

(b) Mitigation.  Notwithstanding anything to the contrary contained herein, upon becoming aware of a Loss for which it seeks indemnification the Indemnified Party will take all commercially reasonable steps to mitigate all Losses relating to a claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the claim as may be reasonably requested by the Indemnifying Party.

(c) Materiality.  For purposes of determining the amount of Losses resulting from a breach of a representation, warranty, or covenant under this Agreement (but not for the purpose of determining whether or not such representation, warranty, or covenant has been breached for the purposes of Sections 12.01 and 12.02), the amount of such Losses shall be determined without reference to any materiality or Material Adverse Effect qualification in such representation, warranty, or covenant.

SECTION 12.07 Sole and Exclusive Remedy.  From and after the Closing, the indemnification provisions of this Article XII shall be the sole and exclusive remedy of each Party (including the Seller Indemnified Parties and the Purchaser Indemnified Parties) (i) for any breach of any Party’s representations, warranties, covenants or agreements contained in this Agreement or (ii) otherwise with respect to this Agreement or the transactions contemplated hereby with respect to the Company, other than in the case of (i) and (ii) instances of fraud or intentional misconduct or claims for non-monetary relief with respect to the enforcement of Section 6.02 or 8.03.  In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against another Party hereunder or under Applicable Law with respect to the claims described in clauses (i) and (ii) above, other than instances of fraud or intentional misconduct or claims for non-monetary relief with respect to the enforcement of Section 6.02 or 8.03.

SECTION 12.08 Waiver of Damages.  Notwithstanding anything to the contrary contained in this Agreement, the Sellers and Purchaser agree that the recovery by any Indemnified Party of any damages suffered or incurred by such Indemnified Party as a result of any breach by another Party of any of its obligations under this Agreement shall be limited to the Losses suffered or incurred by an Indemnified Party as a result of the breach by the breaching Party of its obligations hereunder.  Except with respect to any third party claims against the Indemnified Party and in instances of fraud or intentional misconduct, in no event shall the breaching Party be liable to an Indemnified Party for any indirect, consequential, special, exemplary or punitive damages.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECTION 12.09 Additional Limitations.

  For the avoidance of doubt, this Article XII, including Section 12.07, shall have no application with respect to claims between Fox OP and Fox River.

SECTION 12.10 Special Indemnity.

  Prior to Closing, Sellers shall use commercially reasonable efforts to obtain and deliver to Purchaser (a) a fully executed copy of unrecorded Option Agreement for Water Pipeline Easement (the “Unrecorded Water Easement”) described in Parcel 3 on Schedule 4.02(n), and (b) an assignment instrument (the “Canal Assignment”) pursuant to which the original grantor assigned the Right-of-Way Easement described in Parcel 11 on Schedule 4.02(n) (the “Canal Easement”) to the current grantor under the Canal Easement, and an estoppel certificate or similar written assurance executed by the current grantor under the Canal Easement in form and substance reasonably acceptable to Purchaser (the “Canal Estoppel”).  In the event that Sellers obtain and deliver the Unrecorded Water Easement, the Canal Assignment or the Canal Estoppel prior to Closing, and any of such are not reasonably acceptable to Purchaser, then Purchaser shall have the right to terminate this Agreement by notice to Sellers. In the event Sellers fail to obtain and deliver to Purchaser the Unrecorded Water Easement, the Canal Assignment or the Canal Estoppel on or prior to the Closing Date, from and after the Closing, each Seller shall indemnify, defend, reimburse and hold harmless the Purchaser Indemnified Parties, on a several and not a joint basis, from and against any and all reasonable Losses actually incurred by any Purchaser Indemnified Party, acting consistent with Prudent Industry Practices and in a manner consistent with the actions of such Purchaser Indemnified Party or other utilities acting under similar circumstances, as a result of, in connection with, relating to or arising out of (y) failure of Company to hold a water pipeline easement for Parcel 3 on Schedule 4.02(n), with no further consideration due, and otherwise on terms substantially similar to the unrecorded easement for Parcel 5 on Schedule 4.02(n) (in the event that Sellers fail to deliver the Unrecorded Water Easement prior to the Closing Date), or (z) assignment to the current grantor of the Canal Easement having caused or resulting in a material change in terms or termination of the Canal Easement (in the event that Sellers fail to deliver the Canal Assignment prior to the Closing Date), or any Company monetary breach or default under the Canal Easement (in the event that Sellers fail to deliver the Canal Estoppel prior to the Closing Date).  The foregoing indemnity shall be effective notwithstanding any disclosures in the Disclosure Schedules as of the date of this Agreement.

ARTICLE XIII

TERMINATION AND REMEDIES

SECTION 13.01 Termination of Agreement.  No Party may terminate this Agreement if the event allowing termination is the result of such Party’s material breach of this Agreement.  Subject to the foregoing, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a) by the mutual written consent of each Seller and Purchaser;

(b) by either Seller, if (i) Purchaser fails to comply with any of its covenants or agreements contained herein, or breaches any of its representations and warranties contained herein, which failure to comply or breach is not cured within thirty (30) days after receipt by Purchaser from either Seller of written notice of such failure to comply or breach, and such failure to comply or breach would result in a failure to satisfy the conditions to Closing set forth in Section 9.01, or (ii) any of the Purchaser Regulatory Approvals, the Seller Regulatory Approvals and the FERC Approval shall have been obtained on terms and conditions that are materially adverse to the interests of either of the Sellers;

(c) by Purchaser, if (i) either Seller fails to comply with any of its covenants or agreements contained herein, or breaches any of its representations and warranties contained herein, which failure to comply or breach is not cured within thirty (30) days after receipt by the Sellers from Purchaser written notice of such failure to comply or breach, and such failure to comply or breach would result in a failure to satisfy the conditions to Closing set forth in Section 9.02; or (ii) any of the Purchaser Regulatory Approvals (except the Purchaser Regulatory Approval contemplated by clause (2) of the definition of “Wisconsin  PSC Approval”), the Seller Regulatory Approvals and the FERC Approval shall have been obtained on terms and conditions that are materially adverse to the interests of Purchaser;

(d) by either Seller or Purchaser, if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and which order, decree, ruling or other action is not subject to appeal;

(e) by Purchaser or either Seller, notice to the others, at any time if Closing does not occur on or before December 28, 2013 (the “Closing Deadline”);

(f) by Purchaser, if GE Parent or Tyr Parent fail to maintain the financial conditions set forth on Exhibit 8.02(b) and the same is not cured (including by replacement credit support from a creditworthy entity, as reasonably determined by Purchaser) within thirty (30) days after receipt by the applicable Seller from Purchaser of written notice specifying particularly such decline, and such decline would result in a failure to satisfy the conditions to Closing set forth in Section 9.02(e);

(g) by Purchaser, if by November 1, 2012, the Lender Consent has not been obtained;

(h) by either Seller, if Purchaser terminates the New Tolling Agreement in accordance with its terms; or

(i) by Purchaser, as set forth in Section 12.10.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECTION 13.02 Effect of Termination.  In the event of termination of this Agreement by a Seller or Purchaser pursuant to Section 13.01, written notice thereof shall promptly be given by the terminating Party to the other Parties, and this Agreement shall thereupon terminate.  Following any such termination, Purchaser and the Sellers will continue to be bound by their obligations set forth in Sections 6.02, 8.03 and 8.06(d), Sections 12.08 and 13.03(d) and Article XIV.  If this Agreement is terminated as provided herein, (a) all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made, and (b) for the avoidance of doubt, the Existing Tolling Agreement and New Tolling Agreement shall remain in full force and effect in accordance with its terms.

SECTION 13.03 Remedies.

(a) Seller Remedies.  Upon the failure by Purchaser to fulfill any undertaking or commitment provided for herein on the part of Purchaser that is required to be fulfilled on or prior to the Closing Date, each Seller, at its sole option, may (i) enforce specific performance of this Agreement or (ii) pursue any rights or remedies available at law or in equity.

(b) Purchaser Remedies.  Upon the failure by a Seller to fulfill any undertaking or commitment provided for herein on the part of such Seller that is required to be fulfilled on or prior to the Closing Date, Purchaser, as its sole option, may (i) enforce specific performance of this Agreement or (ii) pursue any rights or remedies available at law or in equity.

(c) Election of Remedies.  If any Party elects to pursue singularly any right or remedy available to it under this Article XIII, then unless this Agreement expressly provides that such remedy is the Party’s sole remedy, such Party may at any time thereafter cease pursuing that right or remedy and elect to pursue any other right or remedy available to it under this Article XIII.  Except as expressly provided in this Agreement, all rights and remedies hereunder shall be cumulative.  Except as otherwise provided by Applicable Law, no delay or forbearance by a Party in the exercise or enforcement of any right or remedy hereunder shall be deemed a waiver by such Party of its right hereunder to exercise or enforce such right or remedy.

(d) Remedies after Termination.  In the event of termination of this Agreement in accordance with Section 13.01, there shall be no liability for damages on the part of a Party to another under and by reason of this Agreement except for any intentional or willful breach of or intentional or willful failure to perform under this Agreement, the remedies for which shall not be limited by the provisions of this Agreement; provided, however, that obligations of the Parties in Sections 6.02, 8.03 and 8.06(d), Sections 12.08 and 13.03(d) and Article XIV, shall survive termination of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE XIV

OTHER PROVISIONS

SECTION 14.01 Seller Liability.  The Parties hereby recognize and agree that, even where not otherwise explicitly stated in this Agreement, the liability of each Seller under this Agreement (including with respect to the indemnification provisions contained in Article XII) is intended to be several, and not joint, with [CONFIDENTIAL TREATMENT REQUESTED] of any such liabilities; provided, however that this Section 14.01 shall have no application with respect to (i) breaches of this Agreement by one Seller only, in which case only such Seller shall have liability hereunder, and (ii) breaches of any representation and warranties made only by one Seller under Article IV, in which case only the Seller breaching the representations and warranty shall have liability hereunder.  Representations and Warranties under Section 4.01 relating to Fox OP are made by Fox OP only, and not by Fox River; and Representations and Warranties under Section 4.01 relating to Fox River are made by Fox River only and not Fox OP.  Representations and Warranties under Section 4.02 that are made to Sellers’ Knowledge or Sellers’ Actual Knowledge and are inaccurate shall be deemed to have been breached by both Sellers even though only one Seller had Sellers’ Knowledge or Sellers’ Actual Knowledge.

SECTION 14.02 Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which, taken together, shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 14.03 Governing Law.  This Agreement and the rights and obligations of the Parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws.  Each of the Parties hereby irrevocably and unconditionally submits to the jurisdiction of any court of the State of Wisconsin located in Milwaukee, Wisconsin and any federal court located in the Eastern District of Wisconsin with respect to any proceeding relating to this Agreement.  Further, each of the Parties hereby irrevocably and unconditionally waives any objection or defense that it may have based on improper venue or forum non conveniens to the conduct of any such proceeding in any such courts.  The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum.  Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

SECTION 14.04 Entire Agreement.  This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior written or oral agreements, understandings, representations or warranties between the Parties.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECTION 14.05 Notices.  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States mail, or facsimile to the appropriate address or number as set forth below.

Notices to the Parties shall be addressed as follows:

(a) if to Fox OP,

Fox Energy OP, L.P.
c/o GE Energy Financial Services, Inc.
800 Long Ridge Road
Stamford, Connecticut 06927
Fax:  (203) 961-2606
Attention:  Portfolio Manager -- Fox Energy Center

with a copy to:

GE Energy Financial Services, Inc.
800 Long Ridge Road
Stamford, Connecticut 06927
Fax:  (203) 357-6632
Attention:  Legal Department

(b) if to Fox River:

Fox River Power, LLC
c/o Tyr Energy, Inc.
7500 College Blvd., Suite 400
Overland Park, KS 66210
Fax:  (913) 754- 5701
Telephone:  (913) 754-5800
Attention:  Business Operations

with a copy to:

Fox River Power, LLC
c/o Tyr Energy, Inc.
7500 College Blvd., Suite 400
Overland Park, KS 66210
Fax:  (913) 754- 5701
Telephone:  (913) 754-5800
Attention:  Legal Department

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c) if to Purchaser:

Wisconsin Public Service Corporation
700 North Adams Street
P. O. Box 19001
Green Bay, WI 54307-9001
Fax: (920) 433-1693
Telephone: (920) 433-1221
Attn: President, Wisconsin Public Service Company

with a copies to:

Wisconsin Public Service Corporation
c/o Integrys Energy Group
130 East Randolph Drive
Chicago, IL 60601
Fax: (312) 240-4219
Telephone: (312) 240-4303
Attn: Vice President, General Counsel

and

Foley & Lardner LLP
150 East Gilman Street, Suite 5000
Madison, WI 53703-1482
Fax: (608) 258-4258
Telephone: (608) 258-4262
Attn: Bradley D. Jackson

or, in each case, at such other address as may be specified in writing to the other Parties.

All notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the date of such delivery, (x) if by certified or registered mail, on the fifth (5th) Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the date delivered or (z) if by fax, upon receipt of electronic confirmation of such transmission, if followed promptly by certified or registered mail.

SECTION 14.06 Successors and Assigns.

(a) Except as set forth in Section 14.06(b), the rights and obligations of the Parties shall not be assigned or delegated by either Seller, on the one hand, or Purchaser, on the other hand, without the written consent of Purchaser (in the case of an assignment or delegation by a Seller) or both Sellers (in the case of an assignment or delegation by Purchaser), which consent may be withheld in any such Party’s sole discretion.  No assignment of this Agreement

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

will relieve the assigning or designating party of its obligations hereunder.  Subject to this Section 14.06, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

(b) Purchaser may assign, including by operation of law, its rights and obligations under this Agreement to (i) any Affiliate of Purchaser upon prior written notice to the Sellers or (ii) Financing Parties as collateral security to such Financing Parties, as more fully set forth in Section 14.06(c) below; provided that any such assignment under (i) or (ii) shall not relieve Purchaser of any of its obligations under this Agreement.

(c) In connection with any collateral assignment by Purchaser of this Agreement to Financing Parties as set forth in Section 14.07(b) above, Sellers agree to enter into an agreement in form and substance reasonably satisfactory to Sellers directly with the Financing Parties and Purchaser under which Sellers shall consent to such assignment and will agree to other customary and reasonable provisions for the benefit of the Financing Parties, including, without limitation, reasonable provisions under which the Financing Parties or their designees (i) may assume or transfer the rights of Purchaser under this Agreement, (ii) shall be entitled to receive from Sellers copies of certain notices relating to breaches by the Purchaser and other similar matters hereunder that Sellers might provide to Purchaser, (iii) obtain Sellers’ agreement, subject to any rights Sellers may have hereunder, including any right of offset, to make all payments due to Purchaser under this Agreement to an account designated by the Financing Parties and (iv) shall be provided other customary or related benefits or protections as reasonably requested by the Financing Parties to support such financing (not including in any event amendments to the Company Contracts), in each case reasonably acceptable to Sellers and at no actual cost to Sellers.

SECTION 14.07 Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the Parties.  The Sellers may together waive compliance by Purchaser, and Purchaser may waive compliance by the Sellers, with any term or provision of this Agreement on the part of such Party or Parties to be performed or complied with, only by an instrument in writing.  The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 14.08 Schedules and Exhibits.  All Schedules and Exhibits hereto that are referred to herein are hereby made a part hereof and incorporated herein by such reference.  Information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed, pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any claim, dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

material for purposes of this Agreement.  Any disclosure in a particular Schedule shall be deemed and understood to be disclosure in each other Schedule to which the applicability of such disclosure is readily apparent on its face, notwithstanding reference to a specific Section or paragraph of this Agreement.

SECTION 14.09 Agreement for the Parties’ Benefit Only.  Except as specified in Article XII, which is also intended to benefit and, to be enforceable by the Seller Indemnified Parties and the Purchaser Indemnified Parties, as applicable, this Agreement is not intended to confer upon any Person not a party hereto, other than the Parties’ successors or permitted assigns, any rights or remedies hereunder, and no Person, other than the Parties, their successors or permitted assigns, is entitled to rely on any representation, warranty, covenant or agreement contained herein.

SECTION 14.10 Severability.  If any term or other provision of this Agreement shall be held invalid, illegal or incapable of being enforced by any Applicable Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party.  Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 14.11 Time of Essence; Action on Business Day.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

SECTION 14.12 Construction of Agreement.  This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same.  Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

 [Remainder of page intentionally left blank, signature page follows.]

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SELLERS:

FOX ENERGY OP, L.P.

By:	AIRCRAFT SERVICES CORPORATION,
its general partner

By:       /s/ Cindy Fitzgerald
Name:  Cindy Fitzgerald
Title:     Vice President

FOX RIVER POWER, LLC

By:	TYR ENERGY, INC.,
its sole member

By:       /s/ Kaoru Usami
Name:  Kaoru Usami
Title:     CEO & President

PURCHASER:

WISCONSIN PUBLIC SERVICE CORPORATION

By:       /s/ Charles A. Cloninger
Name:  Charles A. Cloninger
Title:     President

[Signature Page to Purchase and Sale Agreement]

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Purchase and Sale Agreement, dated as of September 28, 2012, by and among Fox Energy OP, L.P., Fox River Power, LLC and Wisconsin Public Service Corporation have not been provided herein:

EXHIBITS
Exhibit 1.01A                                Form of Assignment of Membership Interests
Exhibit 1.01B                                Form of Seller Guaranty (Fox OP)
Exhibit 1.01C                                Form of Seller Guaranty (Fox River)
Exhibit 1.01D                                Form of New Tolling Agreement
Exhibit 1.01E                                Form of CSA Management Agreement
Exhibit 1.01F                                PPA Adjustment Amount Formula
Exhibit 1.01G                                Form of GE Parent Financial Condition Letter Agreement
Exhibit 1.01H                                Form of Tyr Parent Financial Condition Letter Agreement
Exhibit 3.02(a)(1)                         Form of Closing Statement
Exhibit 3.02(a)(2)                         Accounting Principles and Sample Net Working Capital Calculation
Exhibit 3.02(a)(3)                         Form of Purchaser’s Proposed Calculations Certificate
Exhibit 7.02                                   Form of Closing Tax Certificate
Exhibit 8.02(a)                              Form of Estoppel Certificate
Exhibit 8.02(b)(i)                           Form of GE Parent Financial Condition Certificate
Exhibit 8.02(b)(ii)                          Form of Tyr Parent Financial Condition Certificate

SCHEDULES
Schedule 1.01(a)                          Purchaser Regulatory Approvals
Schedule 1.01(b)                          Seller Regulatory Approvals
Schedule 1.01(c)                          Seller Credit Support
Schedule 1.01(d)                          Knowledge Parties (Purchaser)
Schedule 1.01(e)                          Knowledge Parties (Fox OP)
Schedule 1.01(f)                           Knowledge Parties (Fox River)
Schedule 1.01(g)                          Major Equipment
Schedule 1.01(h)                          Permitted Liens
Schedule 1.01(i)                           Excluded Equipment
Schedule 4.01(e)                          Liens on Transferred Interests
Schedule 4.01(f)                           No Violation or Breach (Seller)
Schedule 4.01(g)                          Consents (Seller)
Schedule 4.02(c)                          Certificated Transferred Interests
Schedule 4.02(d)                          No Violation or Breach (Company)
Schedule 4.02(e)                          Company Contracts
Schedule 4.02(f)                           Company Permits
Schedule 4.02(g)                          Legal Proceedings
Schedule 4.02(h)                          Compliance with Applicable Law
Schedule 4.02(i)                           Environmental Matters
Schedule 4.02(i)(v)                       Environmental Permits
Schedule 4.02(j)                            Tax Matters

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL TREATMENT REQUESTED].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 4.02(m)                          Certain Regulatory Matters
Schedule 402(n)                            Owned Real Property
Schedule 4.02(o)                           Insurance Policies
Schedule 4.02(p)                           Intellectual Property
Schedule 4.02(r)(i)                        Title to Personal Property
Schedule 4.02(r)(ii)                       Condition of Personal Property
Schedule 4.02(r)(iii)                      Sufficiency of Assets
Schedule 4.02(t)                            Bank Accounts
Schedule 4.02(u)(i)                       Financial Statements
Schedule 4.02(u)(ii)                      Undisclosed Liabilities
Schedule 4.02(w)                          Financial Hedges
Schedule 4.02(x)                           Environmental Attributes
Schedule 5.01(e)                           No Violation or Breach (Purchaser)
Schedule 5.01(f)                            Consents (Purchaser)
Schedule 8.01                               Conduct of Business
Schedule 8.09                                Intercompany Contracts